   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           FIELDWORKS, INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        MINNESOTA                    3571                    41-1731723
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                           FIELDWORKS, INCORPORATED

                             9961 VALLEY VIEW ROAD
                         EDEN PRAIRIE, MINNESOTA 55344
                                (612) 947-0856
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

             GARY J. BEEMAN, CHIEF EXECUTIVE OFFICER AND TREASURER
                           FIELDWORKS, INCORPORATED
                             9961 VALLEY VIEW ROAD
                         EDEN PRAIRIE, MINNESOTA 55344
                                (612) 947-0856
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
        KENNETH L. CUTLER, ESQ.                TIMOTHY M. HEANEY, ESQ.
       R. KIRKLAND COZINE, ESQ.               WILLIAM K. SJOSTROM, ESQ.
         DORSEY & WHITNEY LLP                 FREDRIKSON & BYRON, P.A.
        220 SOUTH SIXTH STREET                 900 SECOND AVENUE SOUTH
   MINNEAPOLIS, MINNESOTA 55402-1498        MINNEAPOLIS, MINNESOTA 55402
            (612) 340-2600                         (612) 347-7000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE


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
                                             PROPOSED        PROPOSED
     TITLE OF EACH           PROPOSED        MAXIMUM          MAXIMUM       AMOUNT OF
  CLASS OF SECURITIES      AMOUNT TO BE   OFFERING PRICE     AGGREGATE     REGISTRATION
    TO BE REGISTERED      REGISTERED(1)    PER UNIT(2)   OFFERING PRICE(2)     FEE
---------------------------------------------------------------------------------------
Common Stock, $.001 par  2,012,500 shares     $10.00        $20,125,000       $6,099
 value.................

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(1) Including 262,500 shares of Common Stock issuable upon exercise of an option pursuant to which the Underwriters may purchase shares to cover over-allotments, if any.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996

                                1,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

  All of the 1,750,000 shares of Common Stock offered hereby are being issued and sold by FieldWorks, Incorporated ("FieldWorks" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "FWRX."

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             PRICE TO UNDERWRITING  PROCEEDS TO
                                              PUBLIC  DISCOUNT(/1/) COMPANY(/2/)
--------------------------------------------------------------------------------
Per Share..................................     $          $             $
--------------------------------------------------------------------------------
Total(/3/).................................    $          $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to pay the Representative a non-accountable expense allowance of two percent of the total Price to Public, to sell to the Representative a four-year warrant to purchase 175,000 shares of Common Stock at 120% of the Price to Public and to indemnify the Underwriters against certain liabilities. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $    ,
    including printing costs, filing fees, legal and accounting fees and the two percent non-accountable expense allowance referred to above.

(3) Assumes no exercise of the 30-day option the Company has granted to the Underwriters to purchase up to 262,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this
    option in full, the Price to Public will total $     , the Underwriting
    Discount will total $     and the Proceeds to Company will total $   . See
    "Underwriting."
                             --------------------

  The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and are subject to various prior conditions, including their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the offices of R. J. Steichen &
Company on or about    , 1997, in Minneapolis, Minnesota.

                        [R. J. STEICHEN & COMPANY LOGO]

                    The date of this Prospectus is    , 1997

                              INSIDE FRONT COVER

[Company "fieldworks, inc." logo.]

  FieldWorks, Incorporated designs, manufactures, markets and supports portable rugged computing platforms and computer system solutions for use in demanding field environments.

[Photograph of open Company computer.]

Agriculture
Communications
Construction
Engineering
Field Sales
Field Service
Industrial Control
Instrumentation
Logistics
Manufacturing
Telemedicine
Military
Public Safety
Transportation
Utilities


  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  FIELDWORKS (TM) and FIELD WORKSTATION (TM) are trademarks of the Company. This Prospectus also includes trade names, trademarks and registered trademarks of companies other than the Company.

                        INSIDE PAGES OF GATEFOLD COVER

  Computer Platforms for the field. FieldWorks computer platforms meet four design criteria that address the needs of field professionals . . .

 Rugged

  Meet stringent military standards and operate in extreme temperatures, shock, vibration and moisture.

 Expandable

  Accomodate current and future needs of users by allowing the integration of application-specific technology.

 Upgradeable

  Allow for easy replacement of standard component parts and major subsystems, including processors, screens, disk drives, memory and keyboards.

 Customizable

  Adapt to customers' unique needs and specifications.

 Rugged field applications

  Face it--computers don't just sit on desks any more. Today, many field professionals take their computers outside the office to service equipment or implement complex computer systems. Ideally, these professionals would like to have one tool that addresses all their needs and can withstand outside environments. Enter FieldWorks platforms--designed to house all tools needed in ONE rugged package. FieldWorks makes the "toolbox" that accomodates communications technologies, data acquisition hardware and test instrumentation for real-time information transfer and efficient problem-solving. FieldWorks addresses the specialized needs of those professionals who demand rugged, expandable, upgradeable and customizable computer platforms.

[Photograph of maintenance worker wearing hardhat and using flashlight with open FieldWorks computing platform.]

  Utilities, mining crews, telecommunications test crews and field service fleets utilize rugged computers as electronic toolboxes to expedite installation, repair and troubleshooting tasks.

[Photograph of soldier in camaflouge uniform standing in front of muddy tank with open FieldWorks computing platform.]

  Militaries use rugged computers as operations, communications and training devices.

[Photograph of open FieldWorks computing platform on top of police car hood.]

  Rugged computers with special software and hardware help law enforcement officers collect fingerprints and background information from a centralized database.

[Two photographs of technicians, one in front of truck cab and one leaning over interior of a motor, both with open FieldWorks computing platforms.]

  Service bay applications in automotive, trucking and heavy equipment maintenance require rugged computer platforms to provide wireless on-line links, parts inventories and electronic technical manuals.

[Photograph of technician examining interior of an aircraft engine with open FieldWorks computing platform.]

  Commercial and business aircraft maintenance groups use rugged computers to interface with onboard aircraft computers to troubleshoot and diagnose communication data problems within the aircraft.

[Photograph of technician wearing hardhat and testing outside electricity or telephone control box with open FieldWorks computing platform.]

  Field service engineers and technicians require rugged systems that include all communications, troubleshooting aids and test equipment in one lightweight, rugged package.

[Photograph of technician wearing hospital clothing in front of television monitor and open FieldWorks computing platform.]

  Medical and telemedicine applications require high reliability and precision for applications from instrumentation and monitoring to remote video conferencing.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus, including financial information and share and per share data, (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to the automatic conversion of all outstanding Preferred Stock into Common Stock upon the consummation of this offering. See "Capitalization," "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

  FieldWorks, Incorporated ("FieldWorks" or the "Company") designs, manufactures, markets and supports portable rugged computing platforms and computer system solutions for use in demanding field environments. In addition to providing the full range of computer features, performance and functionality typically found in high-end desktop computers, the Company's portable computing platforms have been designed to meet rigorous military standards for ruggedness and to function despite exposure to extreme temperature, mechanical shock, vibration and moisture. The Company's computing platforms are expandable through multiple expansion slots to provide a flexible electronic "toolbox" that can integrate all of a user's application-specific, multi-media and communications needs into one portable, rugged device. The Company's products have been designed with a modular system configuration that allows a user to easily upgrade the central processing unit ("CPU") or any of the other technological components without purchasing a new computer. Further, the Company has the ability to customize its computing platforms to meet the unique needs of its customers.

  The worldwide market for portable personal computers is expanding rapidly, and Frost & Sullivan has predicted that it may reach nearly $80 billion in annual sales by 2001. Within this market, the market for mobile computing and field force automation products is predicted to be one of the fastest growing sectors over the next decade, with annual growth predicted at as much as 35% or more. According to International Data Corp. ("IDC") estimates, the rugged portable computer market is currently over $500 million and is expected to grow by more than 50% over the next three years. Organizations are increasingly seeking to computerize field personnel, and industries such as telecommunications, utilities, farming, law enforcement, the military and transportation have recognized the need for computerization and automation in the field. However, the effectiveness of these efforts has often been limited by the nature of the products that have been available. Consumer portable personal computers frequently become inoperable under field conditions, are typically available only with a standard set of features that cannot be expanded or customized to meet the specialized needs of field users, and are not designed to be upgraded. Similarly, custom-designed portable personal computers are expensive, generally limited in their applications and often unable to withstand conditions typically present in the field, while mobile single-purpose diagnostic and data collection instruments generally have little independent computing capability.

  The Company's products have been designed to accomodate the demands of a wide variety of users who are looking for mobile computing platforms that are rugged and expandable, easily upgraded as technology changes and that can be customized to meet the specialized needs of field force users. The Company targets those markets that require portable computing platforms that can perform multiple functions, including diagnostics, data acquisition and electronic testing and monitoring, and simultaneously provide communications and computer capability even under adverse conditions in the field. FieldWorks rugged computing platforms are in use in a variety of market applications, including: electronic toolboxes for telecommunications test crews to simplify and expedite installation, repair and troubleshooting tasks; data collection and transmission for in-flight commercial airplane testing; collection and analysis of Global Positioning System ("GPS") geographical information and agricultural data to aid in the selection of crops, chemicals and farming methods; diagnostic system analysis and wireless communication for use with trucking fleets; and video surveillance and monitoring for law enforcement purposes. The Company believes that its rugged computing technology has enabled its customers to create new applications that improve the productivity of their field personnel and believes further that additional markets and customers will develop as more businesses recognize the benefits of providing field personnel with effective, sophisticated computing power.

  The Company's objective is to be the leading designer, manufacturer and marketer of rugged computing platforms and computer system solutions. The Company's strategy is to: (i) penetrate key vertical markets, (ii) expand strategic OEM relationships, (iii) establish relationships with large-volume, repeat customers, (iv) develop new products and enhance existing products and
(v) establish product recognition.

  The Company shipped its first commercial product, the 7000 Series Field WORKSTATION rugged laptop computing platform, which is now offered in a range of models, in June 1994. In June 1996, the Company commercially introduced its 5000 Series FIELD WORKSTATION rugged notebook computing platform to meet the needs of customers who require a smaller, more lightweight toolbox but do not require the full expansion capability of the 7000 Series. The Company is currently developing additional series of computing platforms designed to address broader customer preferences for products with varying degrees of expandability, size and price, all of which provide the ruggedness, processing power and ease of upgrade that characterize the Company's current products.

  The Company assembles its products to its customers' specifications as orders are received, which enables the Company to provide each customer with a computing platform that satisfies its specific requirements.

  The Company was incorporated under the laws of the State of Minnesota in October 1992. The Company's executive offices are located at 9961 Valley View Road, Eden Prairie, Minnesota 55344, and its telephone number is (612) 947-0856.

                                  RISK FACTORS

  Prospective purchasers should carefully consider the information set forth under "Risk Factors" before purchasing any of the shares of Common Stock offered hereby.

                                  THE OFFERING

Common Stock offered by the
 Company..................... 1,750,000 shares
Common Stock to be outstand-
 ing after this offering..... 8,047,403 shares(/1/)
Use of Proceeds.............. For repayment of outstanding indebtedness
                              (including amounts owed to affiliates of the
                              Company); capital expenditures and leasehold
                              improvements; expansion of the Company's
                              domestic and international sales and marketing
                              efforts; hiring additional engineering staff;
                              and working capital and other general corporate
                              purposes, including expansion of the Company's
                              manufacturing and administrative infrastructure.
Proposed Nasdaq National
 Market Symbol............... FWRX

-----------------
(1) Based on the number of shares of Common Stock outstanding as of December 20, 1996, adjusted to reflect the automatic conversion of all of the Company's outstanding Series A Convertible Preferred Stock into 416,667 shares of Common Stock. Excludes (a) 724,500 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS AT A WEIGHTED AVERAGE EXERCISE PRICE OF $3.19 PER SHARE, (B) 588,078 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS AT A WEIGHTED AVERAGE EXERCISE PRICE OF $5.28 PER SHARE AND (C) UP TO 138,889 SHARES OF COMMON STOCK ISSUABLE WITHIN 30 DAYS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART UPON CONVERSION (AT A CONVERSION PRICE EQUAL TO 80% OF AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $9.00) OF UP TO $1,000,000 OF THE PRINCIPAL AMOUNT OF CERTAIN OUTSTANDING PROMISSORY NOTES. SEE "CAPITALIZATION" AND "DESCRIPTION OF CAPITAL STOCK."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               PERIOD
                                FROM
                             INCEPTION                             NINE MONTHS
                            (OCTOBER 2,       YEARS ENDED             ENDED
                              1992) TO       DECEMBER 31,         SEPTEMBER 30,
                            DECEMBER 31, -----------------------  ---------------
                                1992      1993    1994     1995    1995    1996
                            ------------ ------  -------  ------  ------  -------
SELECTED CONSOLIDATED
 STATEMENTS OF OPERATIONS
 DATA:
 Net sales.................    $  --     $   --  $ 2,742  $8,242  $5,875  $ 9,598
 Cost of sales.............       --         --    1,978   4,980   3,414    5,967
                               -----     ------  -------  ------  ------  -------
 Gross profit..............       --         --      764   3,262   2,461    3,631
                               -----     ------  -------  ------  ------  -------
 Operating expenses:
 Sales and marketing.......       --         36      904   1,523   1,082    2,166
 General and
  administrative...........       --        160      762   1,169     765    1,473
 Research and
  development..............       --        289      765     948     558    1,042
                               -----     ------  -------  ------  ------  -------
  Total operating
   expenses................                 485    2,431   3,640   2,405    4,681
                               -----     ------  -------  ------  ------  -------
 Operating income (loss)......    --       (485)  (1,667)   (378)     56   (1,050)
 Interest expense and
  other, net...............       --         --      (21)    (69)    (53)    (222)
                               -----     ------  -------  ------  ------  -------
 Net income (loss) from
  continuing operations....       --       (485)  (1,688)   (447)      3   (1,272)
 Loss from discontinued
  operation(/1/)...........       --         --       --    (180)    (85)    (347)
                               -----     ------  -------  ------  ------  -------
 Net loss..................    $  --     $ (485) $(1,688) $ (627) $  (82) $(1,619)
                               =====     ======  =======  ======  ======  =======
 Pro forma:
 Net income (loss) per
  common share from
  continuing operations....    $  --     $ (.16) $  (.31) $ (.07) $    0  $  (.20)
 Loss per common share
  from discontinued
  operation................       --         --       --    (.03)   (.01)    (.05)
                               -----     ------  -------  ------  ------  -------
 Net loss per common
  share(/2/) ..............    $  --     $ (.16) $  (.31) $ (.10) $ (.01) $  (.25)
                               =====     ======  =======  ======  ======  =======
 Weighted average common
  shares
  outstanding(/2/).........    2,350      3,049    5,486   6,187   6,125    6,493
                               =====     ======  =======  ======  ======  =======

                                                  SEPTEMBER 30, 1996
                                        ---------------------------------------
                           DECEMBER 31,                           PRO FORMA
                               1995     ACTUAL  PRO FORMA(/3/) AS ADJUSTED(/4/)
                           ------------ ------  -------------- ----------------
SELECTED CONSOLIDATED
 BALANCE SHEET DATA:
 Cash.....................    $  113    $  335     $ 2,991         $ 10,603
 Working capital..........     1,685     2,920       2,995           16,566
 Total assets.............     4,559     8,951      11,607           19,219
 Long-term debt and
  capital lease
  obligations, less
  current portion.........        62       100         100              100
 Total debt...............     1,254     3,459       6,384              109
 Accumulated deficit......    (2,805)   (4,425)     (4,425)          (4,816)
 Total shareholders'
  equity..................     2,132     3,617       3,692           17,263

-----------------
(1) In November 1996, the Company's Board of Directors approved the distribution of all of the issued and outstanding shares of the common stock of the Company's wholly-owned subsidiary, Paragon Technology, Inc. ("Paragon"), as a dividend to shareholders of record of the Company as of November 15, 1996. Paragon's results of operations for the year ended December 31, 1995 and for the nine-month periods ended September 30, 1995 and 1996, as well as the estimated loss from disposition, have been presented as a discontinued operation in the above Statement of Operations Data. See "Recent Events-- Dividend of Shares of Paragon Technology, Inc."
(2) Computed on the basis described for pro forma net loss per common share in
    Note 2 of Notes to Consolidated Financial Statements.
(3) Reflects receipt, in December 1996, of $5,000,000 aggregate principal amount of bridge loans and the issuance of warrants to purchase an aggregate of 250,000 shares of Common Stock; does not give effect to the issuance of up to 138,889 shares of Common Stock issuable upon conversion of certain principal amounts of such loans.
(4) Adjusted to reflect (a) the sale of 1,750,000 shares of Common Stock offered hereby at an assumed public offering price of $9.00 per share and the application of the estimated net proceeds therefrom and (b) the automatic conversion of all outstanding Preferred Stock into Common Stock upon the consummation of this offering. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby is speculative and involves a high degree of risk. In evaluating an investment in the shares of Common Stock offered by this Prospectus, prospective investors should carefully consider the following factors, in addition to the other information in this Prospectus. The discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.

UNCERTAINTY OF MARKET ACCEPTANCE

  The market for rugged computing platforms is a relatively new, limited sector of the portable computer market. The Company's success will depend upon increasing the market acceptance of its two current series of products, which are both heavier and more expensive than most consumer portable personal computers. There can be no assurance that the Company's products will gain widespread acceptance or that the Company will generate sufficient sales to allow the Company to attain profitable operations. In addition, the failure of the rugged computing platform market to expand would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy," and "--Markets and Customers."

COMPETITION

  The Company believes that it currently occupies a niche in the portable computer market with its rugged computing platforms. The Company currently faces direct competition in this market niche from companies producing portable computers intended for field use such as Amrel Technology, Inc., Badger Computers (a unit of Group Financial Partners, Inc.), Dolch Computer Systems, Getac Corporation, Husky Computers Inc., Itronix Corporation, Kontron Elektronik Corporation (a subsidiary of Kontron Elektronik GmbH) and Panasonic Personal Computer Company. To the extent FieldWorks and its direct competitors expand and develop this market niche, other manufacturers may turn their attention to this niche and begin to produce products directly competitive with those offered by the Company. The Company's computing platforms also face indirect competition from a variety of different companies and products, including consumer portable personal computers, customized portable personal computers and single-purpose diagnostic and data collection instruments.

  Both the portable computer industry and the diagnostic and data collection instrument industry are intensely competitive. Many of the companies that produce or may produce devices that compete, directly or indirectly, with the Company's products have substantially greater financial, technological and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively against current or future competitors, or that such competitors will not succeed in adapting more rapidly and effectively to changes in technology or in the market or in developing or marketing products that will be more widely accepted. See "Business--Competition."

RISK OF TECHNOLOGICAL OBSOLESCENCE

  Both the computer industry and the diagnostic and data collection instrument industry are characterized by rapid technological change, including changes in customer requirements, frequent new product introductions and enhancements, and evolving industry standards. The Company's success will depend in part on its ability to keep pace with technological developments and emerging industry standards and to respond to customer requirements by enhancing its current products and developing and introducing new products. Failure to anticipate or respond rapidly to advances in technology and to adapt the Company's products appropriately could have a material adverse effect on the success of the Company's products and thus on the Company's business, financial condition and results of operations. Technological advances may also increase the level of competition in the rugged computing platform market. See "Business--Competition."

RISKS ASSOCIATED WITH MANAGING GROWTH

  If the Company is to grow successfully, it must increase its manufacturing output and capacity significantly. The anticipated growth of the Company's operations will place significant strain not only on the manufacturing resources of the Company, but also on the Company's management, sales and marketing, operating and financial systems and resources. If such growth occurs, the Company may encounter difficulties, including problems involving lower than projected production rates, lower quality control and assurance, decreased product reliability, increased manufacturing costs, difficulties in maintaining internal accounting controls, malfunctioning of existing and new equipment, insufficient or untimely component supplies and shortages of personnel. There can be no assurance that the Company will be able successfully to plan for or manage increased production and marketing of its products. The failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. The Company anticipates that, at projected sales growth levels, it will be required to move into expanded production and administrative facilities by mid-1997. While the Company currently anticipates that it will be able to lease appropriate expansion space for its manufacturing operations as necessary, there can be no assurance that such facilities will be available when needed on acceptable terms, if at all, or that such move can be accomplished without impairing the Company's operations. See "Recent Events," "Business--Manufacturing," "-- Backlog" and "--Facilities."

RISKS ASSOCIATED WITH DEVELOPING SALES CHANNELS

  The Company is engaged in building its sales organization and refining its sales strategies. Failure to develop this sales organization sufficiently or to implement appropriate sales strategies in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company distributes a substantial portion of its products through independent sales representatives and distributors. The Company also sells its products to OEMs, value added resellers ("VARs") and systems integrators. The success of the Company is dependent in large part upon the performance of these resellers, many of whom may also carry competitive products, and on its ability to attract new resellers. The Company operates pursuant to written agreements, most of which may be terminated by the reseller on 30 days' written notice with or without cause. The loss of any of the Company's major resellers or a failure to make acceptable arrangements with resellers in new markets could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Markets and Customers" and "--Sales and Marketing."

DEPENDENCE ON THIRD-PARTY MANUFACTURERS

  Although the Company performs some mechanical subassembly and all final assembly of its products, the Company relies on sub-contract manufacturers to produce a number of subassemblies. Utilization of sub-contract manufacturers results in dependence on the timely delivery of high quality products from these manufacturers and may leave the Company with less flexibility and control over the manufacturing process than if it conducted all of these operations internally. There can be no assurance that the timely delivery of quality subassemblies will not be interrupted. Any interruption in the timely supply of quality subassemblies would have a material adverse effect on the Company's ability to deliver its products until acceptable arrangements could be made with a qualified alternative subassembly manufacturer. There can be no assurance that the Company would be able to reach an arrangement with such a manufacturer at acceptable prices and adequate quality levels on a timely basis. If the Company were unable to do so, such an interruption would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

DEPENDENCE ON AVAILABILITY OF COMPONENTS

  The Company's rugged computing platforms employ a number of components not generally used in off the shelf personal computers, such as special hard disk drives, CD-ROM drives, floppy disk drives, displays and power supplies. There can be no assurance that such components will continue to be produced. Further, a number of components contained in the Company's products are single sourced. While the Company believes that there are other companies that could provide these components, changing suppliers can create uncertainty and be costly and time-consuming. In the event that the Company could not obtain adequate or timely quantities of necessary components from its current suppliers, there can be no assurance that the Company would be able to identify or access alternative sources of such components within a reasonable period of time, on acceptable terms, or at all. Some of the Company's current vendors use tools that have been designed for and are the property of the Company; if the Company were required to change suppliers for these components, it would need either to move the necessary tools or to obtain new tools, either of which could entail significant cost and delay. Moreover, the Company's buying power may be limited by its small size, and the Company may receive less favorable allocations and other terms such as price, timing or other factors than larger companies buying from the same suppliers. The unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of components could have a material adverse effect on the Company's ability to manufacture and market its products. See "Business--Manufacturing."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's operating results may vary significantly from quarter to quarter due to such factors as changes in customer buying patterns, the timing of the announcement and introduction of new products by the Company or its competitors, the tactics of the Company's competitors, technological developments affecting the rugged computing platform market, and the overall strength of the economy. The Company has experienced some seasonality in orders for its products, with relatively fewer orders received in the first quarter of the year, a decline in European orders in the summer, and a rise in orders in the last quarter. In addition, the Company has experienced long sales cycles in connection with sales to many of its customers, especially those that are government agencies or large corporations, and also believes that such customers may place orders that are disproportionate in size compared to the Company's other orders. All of these factors, along with the uncertainties associated with the introduction of any new product or product enhancement, in gauging ultimate customer demand, and in predicting general trends in the market for the Company's products, may limit management's ability to plan for production and to forecast quarterly results of operations accurately. The Company's operating results for any particular quarter are not necessarily indicative of results that the Company may achieve for any subsequent quarter or full fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON INTELLECTUAL PROPERTY

  The Company's success will depend in part on its ability to protect its proprietary rights and to operate without infringing on the proprietary rights of third parties. As of the date of this Prospectus, no patents have been issued to the Company. The Company has filed two U.S. patent applications covering various aspects of its 7000 Series FIELD WORKSTATION laptop computing platforms and its 5000 Series FIELD WORKSTATION notebook computing platforms and the technology incorporated in such platforms, and the Company may apply for additional patents in the future. There can be no assurance that any of the Company's current or future patent applications will result in issued patents, that the scope of the claims in any patents issued to the Company will prevent competitors from introducing competitive products or that any patents issued to the Company would be enforceable if challenged. In addition, even if patents for which the Company has applied or applies in the future are ultimately issued, other parties may hold or receive patents that contain claims covering other technology included in the Company's current or future products that could hinder or prevent the sale of the Company's products or require the Company to obtain licenses to such technology, which might not be available on acceptable terms or at all.

  In addition to patents, the Company intends to rely upon unpatented trade secrets and know-how and on the expertise of its employees. Although the Company believes that it has in the past taken, and intends in the future to take, appropriate steps to protect its unpatented proprietary rights, including requiring that its employees and third parties granted access to the Company's proprietary technology enter into confidentiality agreements with the Company, there can be no assurance that these measures will be sufficient to protect the Company's rights against third parties. Likewise, there can be no assurance that others will not independently develop or otherwise acquire unpatented technologies or products similar or superior to those of the Company.

  The Company claims trademark rights in four marks used in connection with its products in the United States and filed for registration of such trademarks in June 1996. The U.S. Patent and Trademark Office (the "PTO") has not determined the registrability of the trademarks. United States trademark rights are acquired by use rather than by registration, and there can be no assurance that others do not have conflicting or superior rights to the Company's trademarks. The Company is aware that there are third parties that have claimed or may claim superior rights, in certain territories in the United States, to the use of certain of the marks in which the Company claims rights; there can thus be no assurance that no third party will contest the Company's right to use or register its trademarks. In addition, the PTO can deny registration to trademarks that it determines are "merely descriptive" or "generic." There can thus be no assurance that any of the trademarks covered by the Company's applications for registration will be found registrable, that registrations will issue, or that the Company can support the cost of defense of its trademarks.

  The Company licenses from third parties certain software that it includes in its products. If any such licenses were terminated, the Company could be required to license similar software from other third parties; there can be no assurance that the Company could do so in a timely fashion, on acceptable terms, or at all.

  The high technology area frequently features disputes over intellectual property. The Company may in the future be required to defend its intellectual property rights against infringement, duplication, discovery and misappropriation by third parties or to defend itself against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, the Company. An adverse determination could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or require the Company to develop appropriate alternative technology. There can be no assurance that any such licenses would be available on acceptable terms or at all, or that the Company could develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

NEED TO ATTRACT AND RETAIN KEY PERSONNEL

  The success of the Company is dependent on its ability to attract and retain personnel needed for its business. The Company's personnel needs include highly trained personnel for such areas as management, sales and engineering, including Gary J. Beeman and Robert C. Szymborski, the Company's co-founders and currently the President and Chief Executive

Officer, and Executive Vice President and Chief Technical Officer, respectively, of the Company. Qualified individuals in such areas are in high demand and are often subject to competing employment opportunities. In addition, as the Company increases its production and sales levels, it will need to attract and retain additional qualified skilled and unskilled workers for its manufacturing and related operations. In recent years there has been great demand for qualified skilled and unskilled employees in the Minneapolis area, where the Company's manufacturing operations are located. There can be no assurance that the Company will be successful in attracting and retaining the personnel needed for its business. Any failure to do so would adversely affect the Company's business, financial condition and results of operations. See "Business--Employees."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

  In the nine months ended September 30, 1996, international sales of the Company's products represented approximately 23% of the Company's net sales. International sales are subject to inherent risks, including longer payment cycles, greater difficulty or delay in accounts receivable collection, U.S. and foreign import and export restrictions and tariffs, the burdens of complying with a variety of foreign laws, potentially adverse tax consequences, potentially inadequate protection of intellectual property rights, restrictions on repatriation of earnings, and exposure to increased political and economic instability. In addition, the Company's net receipts from international sales are typically lower than net receipts from domestic sales as the result of the Company bearing some of the cost of foreign import tariffs and the time required to collect foreign sales receivables is generally longer than that required for domestic receivables. The loss of a key foreign distributor or the inability to maintain a foreign distribution network could have an adverse effect on the Company's business, financial condition and results of operations.

  All of the Company's export sales are currently denominated in United States dollars. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. In the future, if the Company's export sales were to be denominated in local currencies, foreign currency translations may contribute to significant fluctuations in the Company's financial condition and results of operations. If for any reason currency exchange or price controls or other restrictions on foreign currencies were imposed, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business-- Markets and Customers" and "--Sales and Marketing."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company anticipates that the net proceeds of this offering, together with cash on hand, interest expected to be earned thereon and anticipated cash from operations will be sufficient to finance the Company's operations at least through 1997, although there can be no assurance that additional capital will not be required sooner. In order to meet its needs beyond such time, the Company may be required to raise additional capital. There can be no assurance that sufficient capital will be available if and when required on terms acceptable to the Company, if at all. Any additional equity financings may be dilutive to purchasers in this offering, and any debt financing may involve restrictive covenants. Failure to secure additional financing if and when needed could adversely affect the Company and its operations, including requiring the Company to delay, scale back, or eliminate market expansion activities and research and development on existing or new products, or forcing the Company to cease operations entirely. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE

  Prior to this offering there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriter and may bear no relation to the market prices for the shares that will prevail in the public market following this offering. The Common Stock has been approved for quotation on The Nasdaq National Market; there can, however, be no assurance that an active trading market in the Common Stock will develop or be sustained upon completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. For factors considered in determining the initial public offering price, see "Underwriting."

POSSIBLE STOCK PRICE VOLATILITY

  The trading prices of the Common Stock could be subject to wide fluctuations in response to a variety of events or factors, many of which are beyond the Company's control. These could include, without limitation (i) quarterly variations in the Company's operating results, (ii) the liquidity of the market for the Common Stock, (iii) announcements of business developments by the Company or its competitors, (iv) developments or disputes concerning proprietary rights, (v) technological innovations or newly introduced products, and (vi) general conditions in the computer industry and the economy. Moreover, the stock markets recently have experienced extreme price and volume fluctuations, which have particularly affected the market prices of many high technology companies and which have often been unrelated to the operating performance of such companies.

CONTROL BY PRINCIPAL SHAREHOLDERS; ANTI-TAKEOVER PROVISIONS

  Upon completion of this offering, the Company's directors and executive officers and persons or entities affiliated with them will beneficially own in the aggregate approximately 41% of the Company's outstanding Common Stock (assuming the exercise of certain shares subject to outstanding options and warrants). If these shareholders vote together as a group, they will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors (the "Board of Directors"), and to otherwise affect the outcome of certain actions that require shareholder approval, including the adoption of amendments to the Company's articles of incorporation and certain mergers, sales of assets and other business acquisitions or dispositions. See "Principal Shareholders."

  Upon completion of this offering, the Company will be authorized to issue five million shares of undesignated preferred stock, $.001 par value, which may be issued by the Board of Directors on such terms, and with such rights, preferences and designations, as the Board of Directors may determine, without further shareholder action. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of any holders of any preferred stock so issued. In addition, the Company is subject to certain provisions of the Minnesota Business Corporation Act that limit the voting rights of shares acquired in certain acquisitions and restrict certain business combinations. Exercise of voting control by principal shareholders, the existence or issuance of "blank check" preferred stock and the effect of other anti-takeover provisions in the Company's charter documents or Minnesota law, individually or in the aggregate, may render more difficult or discourage any attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise, which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock-- Preferred Stock" and "--Provisions of the Company's Articles and Bylaws and the Minnesota Business Corporation Act."

POSSIBLE ADVERSE MARKET EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Upon completion of this offering, the Company will have outstanding 8,047,403 shares of Common

Stock (or 8,309,903 shares if the Underwriter's over-allotment option is exercised in full). Of those shares, 1,750,000 shares (or 2,012,500 shares if the Underwriter's over-allotment option is exercised in full) will be eligible for immediate sale in the public market without restriction unless they are held by "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,297,403 shares of Common Stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, Rule 144(k), Rule 701 or otherwise. The Representative has requested, and the Company has agreed, to solicit all shareholders to agree that they will not sell, directly or indirectly, any Common Stock without the prior consent of the Representative for a period of 180 days from the date of this Prospectus. Of the shares not subject to this
agreement, (i) approximately     shares will be eligible for immediate sale
without restriction pursuant to Rule 144(k) on the effective date of this
offering, (ii) approximately     shares will be eligible for sale, subject to
compliance with the volume limitations and other restrictions of Rule 144, 90 days after the effective date of this offering, and (iii) approximately shares will become eligible for sale under Rule 144 after the expiration of the two-year holding periods from the dates of acquisition, which end between
    and    . Beginning on the 181st day after the date of this Prospectus, when the agreements not to sell shares expire, (iv) approximately 2,519,000 of the shares may become eligible for sale without restriction pursuant to Rule 144(k), (v) approximately 2,982,637 of the shares (including approximately 2,140,902 shares owned by affiliates of the Company) will become eligible for sale, subject to compliance with the volume limitations and other restrictions of Rule 144, and (vi) approximately 795,766 shares will become eligible for sale under Rule 144 after the expiration of the two-year holding periods from the dates of acquisition, which end between September 11, 1997 and July 15, 1998. In addition, certain shareholders and holders of warrants, options and convertible promissory notes, who in the aggregate beneficially own 1,143,634 shares of Common Stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the Company to register for public sale certain Common Stock owned by them. See "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share of $6.85 (assuming an initial public offering price of $9.00 per share). Investors may also experience additional dilution as a result of the exercise of outstanding stock options and warrants. See "Dilution."

NO DIVIDENDS

  The Company has never paid or declared a cash dividend on its capital stock and does not anticipate doing so for the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net cash proceeds to the Company from the sale of the Common Stock offered hereby are estimated to be approximately $13,962,500 ($16,112,375 if the Underwriter's over-allotment option is exercised in full), after deducting the underwriting discount and estimated expenses of this offering, and assuming an initial public offering price of $9.00 per share. The Company intends to apply such net proceeds substantially as follows:

   Repayment of convertible bridge notes..........................  $ 5,104,000
   Expansion of domestic and international sales and marketing ef-
    forts.........................................................    2,200,000
   Repayment of bridge notes......................................    1,420,000
   Capital expenditures...........................................    1,000,000
   Addition of engineering staff..................................      500,000
   Working capital and general corporate purposes.................    3,738,500
                                                                    -----------
   Total..........................................................  $13,962,500
                                                                    ===========

  REPAYMENT OF CONVERTIBLE BRIDGE NOTES. Approximately $5,104,000 of the net proceeds will be used to pay principal and accrued interest on the Company's subordinated promissory notes issued in December 1996, assuming none of such notes are converted into Common Stock. If some or all of such notes are converted, the net proceeds that would have been used to repay such notes will be used for general working capital purposes. The outstanding principal and accrued interest on such notes will be due and payable within 30 days after the date of this Prospectus and bear interest at the rate of 10% per annum. Up to 20% of the principal amount of such notes is convertible for a period of 30 days after the date of this Prospectus, at the option of the holder thereof, into the Company's Common Stock at a conversion price of 80% of the Price to Public in this offering. The proceeds from such notes were used to pay off approximately $2,030,000 outstanding under bank lines of credit that were personally guaranteed by a director of the Company, and for general working capital purposes. See "Description of Capital Stock--Bridge Loans."

  EXPANSION OF DOMESTIC AND INTERNATIONAL SALES AND MARKETING EFFORTS. Approximately $2,200,000 of the net proceeds will be used to hire additional sales and marketing personnel, including district sales managers for strategic U.S. locations; sales engineers; vertical marketing specialists; and product management personnel. In addition, the Company anticipates that increased sales volume will lead to an increase in sales commissions and incentive compensation.

  REPAYMENT OF BRIDGE NOTES. The Company entered into a series of transactions from July through September 1996 resulting in unsecured loans of which approximately $1,420,000 in principal and accrued interest is currently outstanding. Of this amount, approximately $1,314,000 of principal and accrued interest is due to affiliates of the Company. These loans bear interest at rates from 10% to 12% per annum. The proceeds from the short-term loans were used for general working capital purposes. See "Certain Transactions" and "Description of Capital Stock--Bridge Loans."

  CAPITAL EXPENDITURES. The Company intends to spend approximately $1,000,000 in 1997 on capital expenditures, including the procurement of injection molding tools for the production of the 5000 Series chassis and for leasehold improvements to the expanded facilities that the Company anticipates requiring in mid-1997.

  WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. The remainder of the net proceeds, approximately $3,738,500 will be allocated to working capital and will be used for purposes including the addition of manufacturing and administrative infrastructure to support expansion.

  In addition, the Company may also use a portion of the net proceeds to acquire businesses, products or technologies that management believes may complement the Company's operations, although the Company currently has no agreements or understandings regarding any such acquisition and is not involved in any negotiations with respect to any such transactions.

  The amounts given above are estimates, and the amount and timing of actual expenditures will depend on numerous factors, including competition, manufacturing activities and the level of market acceptance of the Company's products.

  Pending the use of the net proceeds of this offering, the Company will invest the funds in short-term, interest-bearing, investment grade securities.

  The Company believes that the proceeds of this offering, together with cash on hand, interest expected to be earned thereon, and anticipated revenues will be sufficient to fund its operations at least through 1997. In order to meet its needs beyond such time, the Company may be required to raise additional capital. There an be no assurance that sufficient capital will be available if and when required on terms acceptable to the Company, if at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain all of its earnings, if any, to finance the development and continued expansion of its business, and does not intend to pay dividends in the foreseeable future. The payment of dividends, if any, in the future will be at the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements, and other relevant factors.

  In November 1996, the Company's Board of Directors approved the distribution of all of the issued and outstanding shares of the capital stock of a wholly-owned subsidiary as a dividend to shareholders of record as of November 15, 1996. See "Recent Events--Dividend of Shares of Paragon Technology, Inc."

                                     14--1

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company as of September 30, 1996, (ii) the pro forma capitalization of the Company, giving effect to the December 1996, receipt of bridge financing in the amount of $5,000,000, and (iii) such pro forma capitalization as adjusted to give effect to the issuance and sale by the Company of the 1,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom and the automatic conversion of all outstanding Preferred Stock into Common Stock upon the consummation of this offering. This table should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                                      SEPTEMBER 30, 1996
                                                 ------------------------------
                                                                     PRO FORMA
                                                 ACTUAL   PRO FORMA AS ADJUSTED
                                                 -------  --------- -----------
                                                        (IN THOUSANDS)
Short-term debt(/1/)............................ $ 3,387   $ 5,968    $     9
                                                 =======   =======    =======
Long-term debt and capital lease obligations,
 less current portion........................... $   100   $   100    $   100
                                                 -------   -------    -------
Shareholders' equity:
  Series A Convertible Preferred Stock, $.001
   par value, 300,000 shares authorized actual
   and pro forma, no shares authorized pro forma
   as adjusted; 300,000 shares issued and out-
   standing actual and pro forma, no shares is-
   sued and outstanding pro forma as adjusted...      --        --         --
  Undesignated Preferred Stock, $.001 par value,
   no shares authorized actual and pro forma,
   5,000,000 authorized pro forma as adjusted;
   no shares outstanding actual, pro forma or
   pro forma as adjusted........................      --        --         --
  Common Stock, $.001 par value, 14,700,000
   shares authorized actual and pro forma,
   20,000,000 shares authorized pro forma as
   adjusted; 5,880,736 shares issued and
   outstanding actual and pro forma; 8,047,403
   shares issued and outstanding pro forma as
   adjusted(/2/)................................       6         6          8
  Common stock warrants.........................     157       232        232
  Additional paid-in capital....................   7,879     7,879     21,839
  Accumulated deficit...........................  (4,425)   (4,425)    (4,816)
                                                 -------   -------    -------
    Total shareholders' equity..................   3,617     3,692     17,263
                                                 -------   -------    -------
      Total capitalization...................... $ 3,717   $ 3,792    $17,363
                                                 =======   =======    =======

-----------------
(1) Includes $28,000 relating to discontinued operation.
(2) Excludes (a) 724,500 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $3.19 per share, (b) 588,078 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.28 per share and (c) up to 138,889 shares of Common Stock issuable within 30 days of the effective date of the registration statement of which this Prospectus is a part upon conversion (at a conversion price equal to 80% of an assumed initial public offering price of $9.00) of up to $1,000,000 of the principal amount of certain outstanding Promissory Notes. See "Description of Capital Stock."

                                   DILUTION

  Pro forma net tangible book value per share represents total assets, less total liabilities, divided by the number of shares outstanding as of September 30, 1996 (adjusted to reflect the conversion of the Preferred Stock into Common Stock upon the consummation of this offering). The Company's pro forma net tangible book value as of September 30, 1996, was approximately $3,692,000, or approximately $0.59 per share. Without taking into account any changes in such net tangible book value per share after September 30, 1996, other than to give effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the receipt of the net proceeds of such sale, the pro forma net tangible book value per share as of September 30, 1996, would have been approximately $17,263,000, or approximately $2.15 per share. This represents an immediate increase in net tangible book value per share of $1.56 to existing shareholders and an immediate dilution of $6.85 per share to new investors. The following table sets forth this per share dilution:

Assumed initial public offering price per share....................       $9.00
  Pro forma net tangible book value per share as of September 30,
   1996............................................................ $0.59
  Increase per share attributable to new investors.................  1.56
                                                                    -----
Pro forma net tangible book value per share after this offering....        2.15
                                                                          -----
Dilution per share to new investors................................       $6.85
                                                                          =====

  The following table sets forth, on a pro forma basis as of September 30, 1996, the differences between existing shareholders and new investors with respect to the total number of shares of Common Stock and Preferred Stock (all of which Preferred Stock will be converted into Common Stock upon the consummation of this offering) purchased from the Company, the total consideration paid and the average price per share paid (assuming the sale of 1,750,000 shares of Common Stock at an initial public offering price of $9.00 share and before deducting underwriting discounts and commissions and estimated offering expenses):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing shareholders....... 6,297,403   78.3% $ 7,884,772   33.4%     $1.25
New investors............... 1,750,000   21.7   15,750,000   66.6       9.00
                             ---------  -----  -----------  -----
  Total..................... 8,047,403  100.0% $23,634,772  100.0%

  The above calculations do not give effect to the possible issuance of (i) 724,500 shares of Common Stock issuable upon exercise of options outstanding (as of December 20, 1996) at a weighted average exercise price of $3.19 per share, (ii) 588,078 shares of Common Stock issuable upon exercise of warrants outstanding (as of December 20, 1996) at a weighted average exercise price of $5.28 per share and (iii) up to 138,889 shares of Common Stock issuable within 30 days of the effective date of the registration statement of which this Prospectus is a part upon conversion (at a conversion price equal to 80% of an assumed initial public offering price of $9.00) of up to $1,000,000 of the principal amount of certain outstanding Promissory Notes. To the extent that these options, warrants and conversion rights become exercisable and are exercised or to the extent additional options or warrants are granted or exercised, there will be further dilution to new investors. See "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following selected consolidated financial data of the Company are qualified by reference to and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto included elsewhere herein. The statements of operations data as of and for the period from inception (October 2, 1992) to December 31, 1992, and as of and for the years ended December 31, 1993, 1994, and 1995, are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The selected consolidated financial data as of September 30, 1996, and for the nine months ended September 30, 1995, and 1996, have been derived from unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for the nine months ended September 30, 1996, are not necessarily indicative of the results to be expected for the entire year.

                             PERIOD FROM                                      NINE
                              INCEPTION                                   MONTHS ENDED
                          (OCTOBER 2, 1992) YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                           TO DECEMBER 31,  ---------------------------  ----------------
                                1992         1993      1994      1995     1995     1996
                          ----------------- -------- --------  --------  -------  -------
SELECTED CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
Net sales...............       $   --       $    --  $  2,742  $  8,242  $ 5,875  $ 9,598
Cost of sales ..........           --            --     1,978     4,980    3,414    5,967
                               ------       -------  --------  --------  -------  -------
 Gross profit...........           --            --       764     3,262    2,461    3,631
Operating expenses:
 Sales and marketing....           --            36       904     1,523    1,082    2,166
 General and administra-
  tive..................           --           160       762     1,169      765    1,473
 Research and develop-
  ment..................           --           289       765       948      558    1,042
                               ------       -------  --------  --------  -------  -------
 Total operating ex-
  penses................           --           485     2,431     3,640    2,405    4,681
                               ------       -------  --------  --------  -------  -------
Operating income
 (loss).................                       (485)   (1,667)     (378)      56   (1,050)
Interest expense and
 other, net.............           --            --       (21)      (69)     (53)    (222)
                               ------       -------  --------  --------  -------  -------
Net income (loss) from
 continuing operations..           --          (485)   (1,688)     (447)       3   (1,272)
Loss from discontinued
 operation(/1/).........           --            --        --      (180)     (85)    (347)
                               ------       -------  --------  --------  -------  -------
Net loss................       $   --       $  (485) $ (1,688) $   (627) $   (82) $(1,619)
                               ======       =======  ========  ========  =======  =======
Pro forma:
 Net income (loss) per
  common share from con-
  tinuing operations....       $   --       $  (.16) $   (.31) $   (.07) $     0  $  (.20)
 Loss per common share
  from discontinued
  operation.............           --            --        --      (.03)    (.01)    (.05)
                               ------       -------  --------  --------  -------  -------
 Net loss per common
  share(/1/)............       $   --       $  (.16) $   (.31) $   (.10) $  (.01) $  (.25)
                               ======       =======  ========  ========  =======  =======
Weighted average common
 shares
 outstanding(/2/).......        2,350         3,049     5,486     6,187    6,125    6,493
                               ======       =======  ========  ========  =======  =======

                                DECEMBER 31,                    SEPTEMBER 30, 1996
                         -----------------------------  ------------------------------------
                                                                    PRO        PRO FORMA
                         1992  1993    1994     1995    ACTUAL   FORMA(/3/) AS ADJUSTED(/4/)
                         ---- ------  -------  -------  -------  ---------- ----------------
SELECTED CONSOLIDATED
 BALANCE SHEET DATA:
Cash.................... $ -- $1,230  $   126  $   113  $   335   $ 2,991       $10,603
Working capital.........   --  1,845    1,317    1,685    2,920     2,995        16,566
Total assets............    2  2,008    3,603    4,559    8,951    11,607        19,219
Long-term debt and
 capital lease
 obligations, less
 current portion........   --     --       11       62      100       100           100
Total debt..............   --     --      809    1,254    3,459     6,384           109
Accumulated deficit.....   --   (485)  (2,173)  (2,805)  (4,425)   (4,425)       (4,816)
Total shareholders' eq-
 uity...................    2  1,919    1,636    2,132    3,617     3,692        17,263

-----------------
(1) In November 1996, the Company's Board of Directors approved the distribution of all of the issued and outstanding shares of the common stock of the Company's wholly-owned subsidiary, Paragon Technology, Inc. ("Paragon"), as a dividend to shareholders of record of the Company as of November 15, 1996. Paragon's results of operations for the year ended December 31, 1995 and for the nine-month periods ended September 30, 1995 and 1996, as well as the estimated loss from disposition, have been presented as a discontinued operation in the above Statement of Operations Data. See "Recent Events--Dividend of Shares of Paragon Technology, Inc."
(2) Computed on the basis described for pro forma net loss per common share in
    Note 2 of Notes to Consolidated Financial Statements.
(3) Reflects receipt, in December 1996, of $5,000,000 aggregate principal amount of bridge loans and the issuance of warrants to purchase an aggregate of 250,000 shares of Common Stock; does not give effect to the issuance of up to 138,889 shares of Common Stock issuable upon conversion of certain principal amounts of such loans.
(4) Adjusted to reflect (a) the sale of 1,750,000 shares of Common Stock offered hereby at an assumed public offering price of $9.00 per share and the application of the estimated net proceeds therefrom and (b) the automatic conversion of all outstanding Preferred Stock into Common Stock upon the consummation of this offering. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. See "Risk Factors."

GENERAL

  FieldWorks was incorporated in 1992 to provide rugged computing platforms and computer system solutions for use by field personnel. From its inception through June 1994, the Company's activities consisted primarily of developing its products and building its infrastructure. The Company shipped its first commercial product, the 7000 Series FIELD WORKSTATION rugged laptop computing platforms, in June 1994, and the 5000 Series FIELD WORKSTATION rugged notebook computing platforms in June 1996.

  The Company recognizes revenue upon shipment of product. Although the Company's revenues have increased in each of the last seven quarters, the Company has incurred net losses in six of the seven quarters and had an accumulated deficit of $4.4 million as of September 30, 1996. The Company's limited operating history makes the prediction of future operating results difficult. Accordingly, although the Company has experienced revenue growth, such growth should not be considered indicative of future revenue growth, if any, or of future operating results. See "Risk Factors--Limited Operating History; History of Operating Losses; Uncertainty of Future Profitability" and "--Fluctuations in Quarterly Operating Results."

RESULTS OF OPERATIONS

  The following table sets forth certain financial data expressed as a percentage of net sales for the periods indicated:

                                                              NINE MONTHS
                                          YEARS ENDED            ENDED
                                         DECEMBER 31,        SEPTEMBER 30,
                                         ----------------    ----------------
                                          1994      1995      1995      1996
                                         ------    ------    ------    ------
Net sales...............................    100%      100%      100%      100%
Cost of sales...........................     72        60        58        62
                                         ------    ------    ------    ------
  Gross profit..........................     28        40        42        38
Operating expenses:
  Sales and marketing...................     33        18        18        23
  General and administrative............     28        14        13        15
  Research and development..............     28        12        10        11
                                         ------    ------    ------    ------
    Total operating expenses............     89        44        41        49
Operating income (loss).................    (61)       (4)        1       (11)
Interest expense and other, net.........     (1)       (1)       (1)       (2)
                                         ------    ------    ------    ------
Net loss from continuing operations.....    (62)       (5)        0       (13)
Loss from discontinued operation........    --         (3)       (1)       (4)
                                         ------    ------    ------    ------
Net loss................................    (62)%      (8)%      (1)%     (17)%
                                         ======    ======    ======    ======

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  Net Sales. The Company's net sales increased 63% from $5.9 million in the nine months ended September 30, 1995 to $9.6 million for the nine months ended September 30, 1996. The increase in net sales was due primarily to an increase in the number of units sold and also to an increase in the average selling prices of the 7000 Series driven by the levels of optional features included in units sold, such as Pentium chips, RAM memory and CD-ROM drive upgrades, enhanced wet and cold weather packages, and electromagnetic emission control packages, as well as peripheral equipment purchases such as batteries and carrying cases. International sales decreased from 38% of net sales in the nine months ended September 30, 1995, to 23% of net sales in the nine months ended September 30, 1996, as a result of the Company's focus on building its domestic sales force and testing to demonstrate continued compliance with new European EMI standards following certain changes to the 7000 Series.

  Gross Profit. Gross profit increased 48% from $2.5 million in the nine months ended September 30, 1995, to $3.6 million in the nine months ended September 30, 1996. As a percentage of net sales, gross profits decreased from 42% in the first nine months of 1995, to 38% in the first nine months of 1996. This decrease in gross profit as a percentage of net sales was the result of reduced efficiencies related to bringing the 5000 Series into full production and of increased sales of the lower-margin 5000 Series.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, bonuses and commissions, promotions and advertising and travel. Sales and marketing expenses increased from $1.1 million or 18% of net sales for the nine months ended September 30, 1995, to $2.2 million or 23% of net sales for the same period in 1996, primarily due to increased advertising, staffing and promotion expenses, all of which were intended to build general product recognition and to introduce the 5000 Series. The Company expects that its sales and marketing expenses will continue to increase as it seeks to expand its sales channels.

  General and Administrative. General and administrative expenses consist primarily of salaries, professional services, facilities, incentive compensation and bad debt costs. General and administrative expenses increased from $0.8 million or 13% of net sales for the nine months ended September 30, 1995, to $1.5 million or 15% of net sales for the same period in 1996, due primarily to increased staffing, legal fees and facilities expenses. The Company expects to continue to increase its general and administrative expenses in the foreseeable future as it adds general and administrative infrastructure.

  Research and Development. Research and development expenses consist primarily of salary and materials costs incurred in the development and testing of new products and customized platforms. Research and development costs are expensed as incurred. Research and development expenses increased from $0.6 million or 10% of net sales for the nine months ended September 30, 1995, to $1.0 million or 11% of sales for the same period in 1996. The increase in research and development expenses was primarily due to significant investment in the 5000 Series and also to continued development of the 7000 Series. The Company expects research and development expenses to increase for the foreseeable future.

  Interest Expense and Other, Net. Interest expense increased from approximately $52,000 for the nine months ended September 30, 1995 to $223,000 for the same period in 1996, primarily due to higher levels of indebtedness, both under the Company's bank line of credit and in the form of loans primarily from affiliated parties, that were required to fund working capital requirements. See "--Liquidity and Capital Resources."

COMPARISON OF YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

  Net Sales. Net sales increased 201% from $2.7 million in 1994, the Company's first year of commercial sales, to $8.2 million in 1995. This increase was due primarily to an increase in the number of units sold partially offset by a 6% decrease in the average selling prices for the 7000 Series. Sales to the Company's international distributors accounted for 39% and 35% of net sales for 1994 and 1995, respectively.

  Gross Profit. Gross profit increased 327% from $0.8 million in 1994 to $3.3 million in 1995. As a percentage of net sales, gross profit increased from 28% in 1994 to 40% in 1995. This increase in gross profit was the result of improved economies of scale realized from increases in production volume and also of enhanced manufacturing and procurement efficiencies.

  Sales and Marketing. There were no significant marketing and selling expenses in 1993. Sales and marketing expenses increased from $0.9 million or 33% of net sales for 1994 to $1.5 million or 18% of net sales for 1995, primarily as the result of increased expenditures in advertising, promotion and staffing. Sales and marketing expenses as a percentage of sales decreased due to increased market acceptance of the Company's products.

  General and Administrative. General and administrative expenses increased from $0.2 million in 1993 (on no net sales) to $0.8 million or 28% of net sales in 1994 and to $1.2 million or 14% of net sales in 1995. The increases from 1993 to 1994 were the result of administrative staffing increases, facility growth and infrastructure development. Increases in 1995 resulted from a move to a new facility, the addition of staff and an increase in professional service expenses.

  Research and Development. Research and development expenses increased from $0.3 million in 1993 (on no net sales) to $0.8 million or 28% of net sales in 1994 and to $0.9 million or 12% of net sales in 1995. These increases were the result of the Company's efforts to build and support its engineering infrastructure related to development of the 7000 Series. In addition, the Company's research and development costs increased in the second half of 1995 as the result of efforts related to the development of the 5000 Series.

  Interest Expense and Other, Net. Interest expense increased from $21,000 in 1994 to $69,000 for 1995, primarily due to increased line of credit borrowings to fund additional working capital requirements. The Company had no borrowings outstanding in 1993.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited financial data for each of the seven consecutive quarters ended September 30, 1996. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Such statement of operations data should be read in conjunction with the Company's audited Consolidated Financial Statements and Notes thereto.

  The Company's operating results may vary significantly from quarter to quarter due to a wide range of factors, such as changes in customer buying patterns, the timing of the announcement and introduction of new products by the Company or its competitors, the tactics of the Company's competitors, technological developments affecting the rugged computing platform market, and the overall strength of the economy. As a result, the Company's operating results for any particular quarter are not necessarily indicative of results that the Company may achieve for any subsequent quarter or full fiscal year. See "Risk Factors--Fluctuations in Quarterly Operating Results."

                           YEAR ENDED DECEMBER 31, 1995       YEAR ENDING DECEMBER 31, 1996
                          ----------------------------------  ---------------------------------
                           FIRST   SECOND    THIRD   FOURTH     FIRST      SECOND       THIRD
                          QUARTER  QUARTER  QUARTER  QUARTER   QUARTER     QUARTER     QUARTER
                          -------  -------  -------  -------  ---------   ---------   ---------
                                                 (IN THOUSANDS)
Net sales...............  $1,784   $1,853   $2,238   $2,367   $   2,830   $   3,066   $   3,702
Cost of sales...........   1,048    1,100    1,266    1,566       1,735       1,840       2,392
                          ------   ------   ------   ------   ---------   ---------   ---------
Gross profit............     736      753      972      801       1,095       1,226       1,310
Operating expenses:
 Sales and marketing....     368      353      380      422         591         775         800
 General and
  administrative........     240      262      300      367         465         507         501
 Research and
  development...........     142      147      213      446         430         320         292
                          ------   ------   ------   ------   ---------   ---------   ---------
 Total operating
  expenses..............     750      762      893    1,235       1,486       1,602       1,593
                          ------   ------   ------   ------   ---------   ---------   ---------
Operating income
 (loss).................     (14)      (9)      79     (434)       (391)       (376)       (283)
Interest expense and
 other, net.............     (19)     (17)     (17)     (16)        (64)        (54)       (104)
                          ------   ------   ------   ------   ---------   ---------   ---------
Net income (loss) from
 continuing operations..     (33)     (26)      62     (450)       (455)       (430)       (387)
Income (loss) from
 discontinued
 operation..............      (2)       7      (90)     (95)        (70)       (137)       (140)
                          ------   ------   ------   ------   ---------   ---------   ---------
Net loss................  $  (35)  $  (19)  $  (28)  $ (545)  $    (525)  $    (567)  $    (527)
                          ======   ======   ======   ======   =========   =========   =========

  The following table sets forth certain unaudited financial data for each of the seven consecutive quarters ended September 30, 1996, expressed as a percentage of the Company's net sales for the periods indicated:

                           YEAR ENDED DECEMBER 31, 1995   YEAR ENDING DECEMBER 31, 1996
                          ------------------------------- -------------------------------------
                           FIRST  SECOND   THIRD  FOURTH    FIRST        SECOND         THIRD
                          QUARTER QUARTER QUARTER QUARTER  QUARTER       QUARTER       QUARTER
                          ------- ------- ------- ------- ---------     ---------     ---------
Net sales...............    100 %   100 %   100 %   100 %         100 %         100 %         100 %
Cost of sales...........     59      59      57      66            61            60            65
                            ---     ---     ---     ---     ---------     ---------     ---------
Gross profit............     41      41      43      34            39            40            35
Operating expenses:
 Sales and marketing....     21      19      17      18            21            25            22
 General and
  administrative........     13      14      13      15            16            17            13
 Research and develop-
  ment..................      8       8       9      19            16            10             8
                            ---     ---     ---     ---     ---------     ---------     ---------
 Total operating
  expenses..............     42      41      39      52            53            52            43
                            ---     ---     ---     ---     ---------     ---------     ---------
Operating income
 (loss).................     (1)    --        4     (18)          (14)          (12)           (8)
Interest expense and
 other, net.............     (1)     (1)     (1)     (1)           (2)           (2)           (2)
                            ---     ---     ---     ---     ---------     ---------     ---------
Net income (loss) from
 continuing operations..     (2)     (1)      3     (19)          (16)          (14)          (10)
Loss from discontinued
 operation .............    --      --       (4)     (4)           (3)           (4)           (4)
                            ---     ---     ---     ---     ---------     ---------     ---------
Net loss................     (2)%    (1)%    (1)%   (23)%         (19)%         (18)%         (14)%
                            ===     ===     ===     ===     =========     =========     =========

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has principally financed its operations and capital expenditures through the private sale of equity securities, generating net proceeds of $7.9 million as of September 30, 1996; through bank lines of credit, of which $2.0 million was outstanding as of such date; and September 30, 1996 outstanding loans of $1.4 million, of which $1.3 million were with affiliated parties.

  As of September 30, 1996 the Company had cash of $0.3 million.

  On December 18 and 19, 1996, the Company issued an aggregate of $5,000,000 original principal amount of subordinated promissory notes. These notes, together with interest thereon, are due on June 30, 1997; provided, that the Company may extend their final maturity to December 31, 1997, by written notice delivered to holders at any time before June 30, 1997; provided, further, that these notes shall be payable in full within thirty (30) days after the effective date of the registration statement of which this Prospectus forms a part. The Company used approximately $2,030,000 of the funds borrowed to repay amounts outstanding under bank lines of credit (as to one of which the Company was in default of certain financial covenants as of September 30, 1996). The Company will utilize the remaining amounts to fund its operations until the completion of this offering.

  Cash used for operating activities totalled $0.4 million in 1993, $2.9 million in 1994, $1.7 million in 1995, and $4.7 million in the nine months ended September 30, 1996. The Company purchased property and equipment of $0.1 million in 1993, $0.3 million in 1994, $0.2 million in 1995, and $0.4 million in the first nine months of 1996.

  The Company believes that the proceeds of this offering, together with cash on hand, interest expected to be earned thereon, and anticipated revenues will be sufficient to fund its operations at least through 1997. In order to meet its needs beyond such time, the Company may be required to raise additional capital. There can be no assurance that sufficient capital will be available if and when required on terms acceptable to the Company, if at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

                                 RECENT EVENTS

  During the first half of 1996, the Company began shipping demonstration units of its 5000 Series FIELD WORKSTATION for customer test trials. Complexities in engineering development delayed the shift from production of demonstration units to commercial production of the 5000 Series beyond the time that the Company had initially anticipated. The Company began shipping commercial production units of the 5000 Series in June 1996, and has increased the number of units shipped in each month since then. However, strong early customer response caused a significant increase in total order bookings in the third quarter of 1996, as shown in the following table:

                                                               ORDER BOOKINGS
                                                            1996 FISCAL QUARTER
                                                            --------------------
                                                            FIRST  SECOND THIRD
                                                            ------ ------ ------
                                                               (IN THOUSANDS)
      7000 Series.......................................... $2,651 $2,909 $3,621
      5000 Series..........................................    161    435  2,214
                                                            ------ ------ ------
      Total................................................ $2,812 $3,344 $5,835

  In light of the time necessary to introduce full-scale commercial production of the 5000 Series, this large volume of orders contributed to a September 30, 1996, backlog of approximately $2.8 million (of which approximately $0.7 million represented orders deliverable in 1997). See "Business--Backlog." The Company expects to be able to fill approximately $1.8 million of this backlog before the end of 1996 and believes that custom orders requiring a longer fulfillment time will represent the bulk of the September 30, 1996, backlog orders not filled by the end of 1996. Further, the Company currently anticipates that by the end of the first quarter of 1997 it will have filled all current backlog orders and will have reduced its average fulfillment time to its goal of four weeks. There can, however, be no assurance that the Company will be able to do so; for factors that might prevent this, see "Risk Factors--Risks Associated with Managing Growth."

  The delay in the commercial introduction of the 5000 Series, together with expenses incurred by the Company in connection with building its corporate infrastructure to support the anticipated volume of sales of the 5000 Series, has adversely affected the Company's profits in the second half of 1996.

DIVIDEND OF SHARES OF PARAGON TECHNOLOGY, INC.

  In August 1995 the Company acquired a wholly-owned subsidiary, Paragon Technology, Inc. ("Paragon"), which designs and sells high performance graphics subsystems for the commercial and OEM markets, including MPEG-II video compression decoding solutions, image manipulation software and digital video disk ("DVD") technology. The Company incorporates certain of Paragon's technology in its computing platforms. Paragon also licenses its products to large personal computer manufacturers, which include the Paragon products in commercially available personal computers. In November 1996, the Company's Board of Directors approved the distribution of all of the issued and outstanding shares of Paragon's capital stock as a dividend to shareholders of record of the Company as of November 15, 1996. The Company anticipates that the distribution of this dividend will be completed before December 31, 1996. Until December 31, 1996, the Company will provide working capital for Paragon; from November 15, 1996, until such date, the Company estimates that such working capital contributions may aggregate between $50,000 and $100,000. Following completion of the dividend: (i) two of the Company's directors and officers, Gary Beeman and Robert Szymborski, will serve as directors of Paragon, (ii) Mr. Beeman will serve as Paragon's Chairman of the Board and
(iii) the Company and Paragon intend to enter into strategic relationships in the areas of product development and marketing. Since the record date for the dividend was November 15, 1996, purchasers of shares of Common Stock in this offering will not be entitled to receive any Paragon stock, nor to receive any other property in lieu of such dividend.

                                   BUSINESS

THE COMPANY

  FieldWorks designs, manufactures, markets and supports portable rugged computing platforms and computer system solutions for use in demanding field environments. In addition to providing the full range of computer features, performance and functionality typically found in high-end desktop computers, the Company's portable computing platforms have been designed to meet rigorous military standards for ruggedness and to function despite exposure to extreme temperature, mechanical shock, vibration and moisture. The Company's computing platforms are expandable through multiple expansion slots to provide a flexible electronic "toolbox" that can integrate all of a user's application-specific, multi-media and communications needs into one portable, rugged device. The Company's products have been designed with a modular system configuration that allows a user to easily upgrade the central processing unit ("CPU") processor or any of the other technological components without purchasing a new computer. Further, the Company has the ability to customize its computing platforms to meet the unique needs of its customers.

  The Company targets those markets that require portable computing platforms that can perform multiple functions, including diagnostics, data acquisition and electronic testing and monitoring, and simultaneously provide communications and computer capability even under adverse conditions in the field. FieldWorks rugged computing platforms are in use in a variety of market applications, including: electronic toolboxes for telecommunications test crews to simplify and expedite installation, repair and troubleshooting tasks; data collection and transmission for in-flight commercial airplane testing; collection and analysis of Global Positioning System ("GPS") geographical information and agricultural data to aid in the selection of crops, chemicals and farming methods; diagnostic system analysis and wireless communication for use with trucking fleets; and video surveillance and monitoring for law enforcement purposes. The Company believes that its rugged computing technology has enabled its customers to create new applications that improve the productivity of their field personnel and believes further that additional markets and customers will develop as more businesses recognize the benefits of providing field personnel with effective, sophisticated computing power.

  The Company markets its products worldwide through a direct sales force, independent sales representatives and distributors, OEMs, VARs and systems integrators. The Company's ten top customers during the twenty-one months ended September 30, 1996 were The Freightliner Corporation ("Freightliner"), Liberty Technologies, Inc. ("Liberty"), Texas Instruments Incorporated ("Texas Instruments"), Keithley Metrabyte, a division of Keithley Instruments Inc., Dateppli Inc. (for sale to Ford Motor Company), Strategic Solutions, Inc., JoR A.B. (for sale to L.M. Ericsson A.B., Sweden), International Atomic Energy Agency, AT&T Corporation and Pacific Avionics, Inc. In July 1996, one of the Company's customers, Network General, entered into an agreement with the Company pursuant to which Network General made a $3 million equity investment in the Company.

FIELD COMPUTING MARKET

  Due to rapid technological advances over the past several years, organizations have become increasingly dependent on mobile computing and communications devices, such as portable computers, pagers and cellular telephones, to enhance workforce productivity. Highlighting this trend is the growth in the market for consumer portable computers, which Frost & Sullivan has predicted may reach annual worldwide sales of nearly $80 billion by 2001. Although this demand has to date been largely attributable to offices and office staff, organizations are increasingly seeking to computerize field personnel, in particular those who (i) have direct contact with customers,
(ii) install, diagnose and maintain company or customer equipment, or (iii) collect the critical information that allows the business to better meet the needs of its customers. Such computerization can provide sophisticated field diagnostic and analytic capabilities, enhance field access to data and on-line information, eliminate paperwork and improve electronic dispatching and communication. As a result, the market for mobile computing and field force automation products is predicted to be one of the fastest growing sectors of the computer industry through 1999, with annual growth predicted at as much as 35% or more. According to International Data Corp. ("IDC") estimates, the rugged portable computer market is currently over $500 million and is expected to grow by more than 50% over the next three years.

  Industries such as telecommunications, utilities, farming, law enforcement, the military and transportation have recognized the need for computerization and automation in the field. However, the effectiveness of field force computerization and automation efforts has often been limited by the nature of the products that have been available. Computers are now being used in the field to perform a wide range of tasks, but both off the shelf, consumer portable computers and custom-designed portable computers generally have significant shortcomings that limit their use by field personnel. In part as a result of these limitations, some companies still prefer to employ only single-purpose diagnostic and data collection machines in the field, foregoing the benefits of full computerization.

  Consumer portable personal computers that are designed for office or home use frequently become inoperable under the harsher conditions present in the field. The chart below illustrates the durability problems encountered when attempting to use a consumer personal computer in the field.

[This graph shows the percentage of buyers reporting types of damage for the following events:

     Accidental drops/pavement:
            Damage has happened: approximately 62%
            Damage rendered computer inoperable: approximately 52% Food/liquid spills:
            Damage has happened: approximately 45%
            Damage rendered computer inoperable: approximately 23% Dirt/other contamination:
            Damage has happened: approximately 43%
            Damage rendered computer inoperable: approximately 9%
     User negligence:
            Damage has happened: approximately 42%
            Damage rendered computer inoperable: approximately 23% Objects dropped on unit:
            Damage has happened: approximately 32%
            Damage rendered computer inoperable: approximately 14%]

     (1) Based on a random survey of 589 InfoWorld subscribers involved in purchasing portable personal computers. Damage as reported is not representative of damage per single computer or over any particular time period, and should not be deemed to represent the likelihood that any particular computer will be damaged over any particular time period.

Frost & Sullivan has reported that in one survey it conducted, respondents reported that between 20% and 25% of all notebook computers used were sent in for repairs each year, with average "down time" of five and one-half days per computer. The frequent repair necessary for typical consumer portable computers that are used in the field results not only in the cost of repair itself, but also in the lost productivity and associated expense caused by repair down time.

  In addition, consumer portable personal computers are typically available only with a standard set of features that cannot be expanded or customized to meet the unique requirements of field personnel. For example, field technicians require diagnostic and data collection capabilities in addition to typical office environment computer functionality. Thus, standard portable personal computers' lack of expandability limits their usefulness as complete electronic toolboxes for field personnel.

  Further, consumer portable personal computers generally are not designed to be upgraded. Rapidly changing technology results in frequent changes in the availability of portable personal computers as models change. Large organizations can discover that their attempts to deploy effective and consistent field force computerization over a period of time are impaired when they are unable to continue to purchase the same models of portable personal computers or when the computers become outmoded.

  The alternatives to off the shelf, fragile, non-expandable, portable personal computers have been either custom-designed personal computers or mobile single-purpose diagnostic and data collection instruments. While custom-designed portable personal computers can be configured to serve specific field uses, they are expensive, generally limited in their applications and often unable to withstand conditions typically present in the field. Mobile single-purpose diagnostic and data collection instruments are designed to withstand field conditions, but generally have little independent computing capability. Data analysis and manipulation, therefore, must be performed later on a separate, non-portable computer.

THE FIELDWORKS SOLUTION

  The Company has focused on delivering products that address the varied and specialized requirements of field force personnel. The Company's products feature four critical design characteristics that it believes purchasers of field computing platforms require.

  Rugged. The Company's computing platforms have been designed to meet stringent military standards of ruggedness, and to function despite extreme temperatures, mechanical shock while operating up to 100 Gs (100 times the force of gravity), vibration and moisture. The Company achieves this by using, among other things: (i) high-strength cast magnesium chassis, (ii) special shock absorbers for internal components, (iii) durable gold-plated interconnect systems and (iv) rubber sealing.

  Expandable. The Company has focused on providing computing platforms that are expandable to accommodate both current and future needs of the field force user. The Company's computing platforms allow for the integration of application-specific equipment, including auxiliary test, measurement and diagnostic subsystems and multi-media and communications modules. These expansion capabilities also allow the Company's computing platforms to adapt to the evolving requirements of the user, whose needs can change as additional technology is developed in the future.

  Upgradeable. The pace of change in technology such as processors, memory and display methods can rapidly render non-upgradeable computers obsolete. Unlike typical consumer portable computers, the Company's computing platforms are designed to be easily upgraded using standard component parts. The modularity of the Company's computing platforms allows for easy replacement of all major subsystems, including processors, screens, disk drives, memory and keyboards, thereby extending useful life and reducing the overall cost of ownership.

  Customizable. Many of the Company's customers have unique needs that require some degree of customization, from the incorporation of unique functions to the design and production of special purpose machines. The modular design of the Company's computing platforms allows the Company to readily adapt its machines to a customer's specifications. Customization has ranged from fairly simple mechanical adaptations to sophisticated electrical and mechanical modifications. Examples of customized features have included: (i) designing modifications to reduce electro-magnetic emissions, (ii) including particularly delicate magneto-optical disk drives and (iii) incorporating specialized high performance graphic subsystems to allow full-motion video applications.

STRATEGY

  The Company's objective is to be the leading designer, manufacturer and marketer of rugged computing platforms and computer system solutions. The Company's strategy consists of the following key components:

    Penetrate Key Vertical Markets. The Company is seeking to penetrate key vertical markets including military/government, utilities, transportation, aviation, telecommunications and law enforcement. The Company intends to employ a variety of approaches in these various markets, including building strategic OEM relationships and focusing on relationships with large volume repeat customers, depending on the characteristic purchasing patterns of each vertical market. Where appropriate, the Company develops specialized product features and functions to address the special needs of a particular vertical markets.

    Expand Strategic OEM Relationships. Certain of the Company's key vertical markets are characterized by dominant third party OEMs. In those markets, the Company sells its computing platforms to be bundled into computer system solutions that the OEMs then sell to end users. Examples of existing relationships include an OEM relationship with Texas Instruments, which provides surveillance systems for military and law enforcement uses through its Phototelesis division; an exclusive OEM supply relationship with Liberty, the major producer of testing systems for the nuclear power industry; and an OEM relationship with Network General, a major producer of telecommunications testing systems.

    Establish Relationships with Large-Volume, Repeat Customers. The Company intends to focus the efforts of its direct sales force and sales channel partners on meeting the ongoing needs of large-volume purchasers. The Company believes that its products are particularly attractive to such customers given the Company's ability to customize its computing platforms for specialized needs and the ease with which the Company's computing platforms can be upgraded and standardized throughout an organization. The Company believes that its ability to accommodate developing technologies addresses the concerns many large organizations have regarding the impact of technological obsolescence in the context of large computer equipment investments.

    Develop New Products and Enhance Existing Products. During the past four years the Company has made a substantial investment in developing its current computing platform technologies, which it believes have provided it with significant expertise with regard to rugged computing platforms. The Company intends to leverage this expertise to develop new products and enhance existing products. The Company is currently developing additional series of computing platforms designed to address broader customer preferences for products with varying degrees of expandability, size and price, all of which provide users with the ruggedness, processing power and ease of upgrade that characterize the Company's current products. The Company is also constantly working to add new features and functions to its existing products.

    Establish Product Recognition. The Company's goal is to establish the Company's products as the standard for quality portable rugged computing platforms. The Company's approach in this respect was to begin by establishing the Company's products and their reputation for quality with those customers who demand the greatest number of features. Accordingly, the Company initially entered the rugged computing platform market with the 7000 Series FIELD WORKSTATION rugged laptop computing platform. The Company intends to continue to build its reputation in the high-end portion of the market while also utilizing its product recognition to penetrate portions of the market where customers have different preferences for expandability, size and price.

CURRENT PRODUCTS

  The Company introduced its first commercial product, the 7000 Series FIELD WORKSTATION rugged laptop computing platform, in June 1994. The 7000 Series, available in a range of models, offers significant expansion capacity and is targeted at the high end of the rugged field computing platform market. In June 1996, the Company commercially introduced its 5000 Series FIELD WORKSTATION rugged notebook computing platform, which is also offered in a range of models. This Series is designed to meet the needs of those customers with uses that require a smaller, more lightweight toolbox but do not require the same degree of expandability.

  The Company's 7000 Series and 5000 Series share many significant design and performance characteristics. In particular, both series satisfy military standards for battlefield equipment with respect to shock (up to 100Gs while operating) and vibration. Both series share a modular design that allows for ease of upgrading. Both series can be configured with a variety of screens, memory capacities up to 128 Megabytes and disk drives up to 2.1 Gigabytes and are available with x486 or Pentium processors, as well as various networking and communications options. All of the Company's computing platforms are compatible with DOS, Windows, Unix, OS/2 and other operating systems and come with a sealed keyboard and a FIELD MOUSEPAD pointing device that can also serve as a signature and drawing pad.

  7000 Series Field WorkStation Rugged Laptop Computing Platform. The structure of the 7000 Series FIELD WORKSTATION laptop computing platform is based on a high-strength cast magnesium alloy external housing. Internal components that are sensitive to shock and vibration are contained within this housing and isolated with special tuned shock absorbing polymers, while a shock absorbing bushing system suspends all drives and the CPU. The 7000 Series incorporates the Company's backplane/card cage design, which provides up to six ISA/PCI expansion card slots within the housing. These slots permit the integration of instrumentation, data acquisition and communications capabilities in the computing platform. Also contained within the housing are PCMCIA expansion capability, integrated AC/DC power, battery capability, desktop ISA/PCI slots, optional integrated CD-ROM, optional dual removable hard drive system and optional Motion Picture Experts Group ("MPEG-II") video compression decoding boards. The units in the 7000 Series weigh approximately 14 1/2 pounds.

  5000 Series Field WorkStation Rugged Notebook Computing Platform. The structure of the 5000 Series FIELD WORKSTATION rugged notebook computing platform is based on an internal frame cast from a high-strength magnesium alloy, and is encased in a specially-developed urethane coating. The skeleton and coating protect internal sub-systems from shock and vibration. In addition, some of the internal subsystems are suspended by a shock absorbent bushing system. Virtually all of the electronics of the 5000 Series are contained in a "technology module" that has been designed for easy removal, making it possible for customers to service the units themselves and simplifying upgrades. In addition to two optional ISA or PCI expansion slots, all computing platforms in the 5000 Series have four universal bays in two sizes. The two larger bays can house batteries, CD-ROM drives, an internal AC adapter, hard drives or floppy drives. The two smaller bays can house removable drives and/or PCMCIA slots. 5000 Series units weigh approximately 10 1/2 pounds.

  The Company does not currently maintain an inventory of assembled computer platforms; instead, it assembles its products to its customers' specifications as orders are received. This enables the Company to provide each customer with a computing platform that satisfies the customer's specific requirements.

  The Company's 7000 Series FIELD WORKSTATION computing platforms have current base list prices to end users of approximately $6,000 with standard features. The Company's 5000 Series FIELD WORKSTATION computing platforms have base list prices to end users of approximately $5,000 with standard features.

MARKETS AND CUSTOMERS

  The markets for the Company's products consist of those businesses and other entities that are seeking effective mobile computing platforms for field personnel and functions. Users of the Company's field computing platforms and their demands vary widely, and include: (i) the military, which needs mobile units capable of withstanding battlefield conditions, (ii) utilities and telecommunications test crews, which require electronic toolboxes that can perform data acquisition, diagnostic, communications and analysis tasks to expedite installation, repair and troubleshooting, and (iii) field sales personnel, who need multi-media capabilities in a mobile unit that also provides networking capabilities. Customers have found a wide variety of specific uses for the Company's rugged computing platforms in the field, such as the following examples drawn from some of the Company's target market segments.

  Law Enforcement. A federal law enforcement agency is conducting surveillance and monitoring using a reconnaissance device that includes a FieldWorks computing platform. This device was employed at the 1996 Summer Olympic Games in Atlanta to capture digital images and to communicate sensitive information to major intelligence agencies around the world. Among other functions, the FieldWorks computing platform provided the expandability necessary to house and control the device's encryption, digital image capture and satellite communications subsystems and functions.

  Aviation. The Company's computing platform is used for in-flight commercial airplane testing, where it is connected to the plane's data logging computer to collect information that is then transmitted to engineers for analysis. Since the computing platform must operate in areas of the plane that are sensitive to electro-magnetic interference ("EMI"), the Company's engineers customized the FieldWorks computing platform to develop an EMI-certified portable computing platform.

  Agriculture. A software developer has integrated the Company's computing platform into an on-board "precision farming" system that utilizes GPS technology to collect and analyze geographic information, fertilizer levels, plant population, yield and other variables present on a specific farm. These data can then be used to select the most appropriate crops, chemicals and farming methods. Detachable mounts allow the computing platform to be moved from one farm vehicle to another or to the home office.

  Telecommunications. Test crews use the Company's computing platforms as electronic toolboxes to simplify and expedite installation, repair and troubleshooting tasks, such as network testing. The expandability of the Company's computing platforms allow for the integration of the diagnostic instrumentation necessary for these tasks.

  Transportation. The Company's computing platforms are used in a portable technical information and diagnostic system for use with fleets of trucks. Maintenance personnel use the FieldWorks computing platforms incorporated in this system not only to collect information from each vehicle's electronic control and data logging units but also to view or graph the information and to perform on the spot diagnostic routines that utilize the information.

  The chart below lists some of the vertical markets that the Company has targeted, along with the names of the largest FieldWorks customers in those vertical markets:

VERTICAL MARKET      SIGNIFICANT CLIENTS
---------------      -------------------
Military/Government  SAIC
                     California Microwave, Inc.
                     Lockheed Sanders, Inc.
                     Rockwell International
Utilities            The Columbia Gas System, Inc.
                     International Atomic Energy Agency
                     Union Electric
Transportation       Freightliner Corporation
                     Caterpillar
                     Detroit Diesel
Aviation             Pacific Avionics
                     United Air Lines, Inc.
                     The Boeing Company
                     Bell Helicopter
Automotive           Dateppli Inc. (for sale to Ford Motor Company)
                     Mercedes Benz
                     Chrysler Corporation
Law Enforcement      Harris
                     New York Police Department
Telecommunications   AT&T Corporation
                     Network General Corporation
                     Motorola, Inc.
                     JoR A.B. (for sale to L.M. Ericsson A.B., Sweden)
Instrumentation      Liberty Technologies, Inc.
                     Gould Electronics Inc.
                     Minnesota Mining & Manufacturing Company (3M)
                     Honeywell Inc.
Imaging              Texas Instruments Corporation
                     The Walt Disney Company
                     Eastman Kodak Company
                     Northrop Grumman Corp.

  In the first nine months of 1996, sales to two customers, Freightliner and Texas Instruments, each accounted for more than 5% of net sales. During the same period, sales to international customers represented approximately 23% of net sales. During 1995, sales to Freightliner accounted for more than 5% of net sales. During the same period, sales to international customers represented approximately 35% of net sales. The Company does not believe that it is dependent upon sales to any single customer given the Company's history of a relatively large number of different customers and wide variations in the size and timing of orders from both new and repeat customers.

  The Company believes that additional markets and customers will continue to develop as more businesses recognize the benefits of providing field personnel with effective, sophisticated computing power.

  The market for portable rugged computing platforms is in the early stages of its development. There can be no assurance that a substantial market will develop for the Company's products within the timeframe it anticipates or at all. See "Risk Factors--Uncertainty of Market Acceptance."

SALES AND MARKETING

  The Company markets its products worldwide through a direct sales force, independent sales representatives and distributors, OEMs, VARs and systems integrators. The Company's sales and marketing efforts are based on the recognition that each of the Company's target vertical markets purchase from different channels.

  The Company's direct sales force focuses its efforts on building and maintaining relationships with large-volume, repeat purchasers of the Company's computing platforms and with entities that the Company considers to be dominant manufacturers or sales channel entities within their vertical markets. The Company also utilizes a network of approximately 19 independent sales representatives for domestic sales. Other segments of the market are addressed by sales to VARs and systems integrators that typically sell systems that have been configured for specific end-user applications through the addition of hardware, software or service. For international sales, the Company maintains a network of approximately 38 international distributors, which are managed by the Company's director for international sales. To date, the Company's international sales have been principally in Europe, the Far East and Australia, with recent sales in South America and Africa.

  As of December 1, 1996, the Company employed 21 people in sales and marketing. The direct sales effort is managed by a Vice President of Sales, five regional sales managers within the United States, one director for federal government sales and one director for international sales. Six of the employees are engaged principally in marketing efforts and the remaining persons are engaged primarily in sales. The Company conducts its sales activities from its headquarters in Minnesota as well as sales offices in Virginia, New Jersey and Alabama.

  The Company advertises its products both in industry-specific trade publications in the Company's target markets, such as Aviation Week and Maintenance Technology, and in general interest computer magazines, such as PC Week and BYTE. In addition, the Company participates in industry trade shows in the Company's target markets and in computer industry trade shows. For example, the Company participates in the UTC (Utilities Trade Conference) and the AFCEA, a government and military trade show, in addition to the COMDEX fall and spring shows. The Company has also employed direct mail campaigns aimed at potential customers in its target markets.

BACKLOG

  The Company's order backlog at September 30, 1996, was approximately $2,797,000, of which approximately $730,000 represented orders deliverable in 1997 under committed future release dates, compared to approximately $233,000 at September 30, 1995. The Company's sales are made through purchase orders. Orders are generally shippable within the upcoming quarter unless noted as a committed future release date order. The Company's goal is to deliver orders within four weeks of receipt; however, the factors discussed above under "Recent Events" contributed during the third quarter of 1996 to the creation of a backlog of orders that currently exceeds the Company's ability to fulfill orders within such time period. The Company expects to be able to fill approximately $1.8 million of this backlog before the end of 1996 and believes that custom orders requiring a longer fulfillment time will represent the bulk of the September 30, 1996, backlog orders not filled by the end of 1996. Further, the Company currently anticipates that by the end of the first quarter of 1997 it will have filled all current backlog orders and will have reduced its average fulfillment time to its goal of four weeks.

RESEARCH AND DEVELOPMENT

  As of December 1, 1996, 16 of the Company's 87 employees were engaged in research and development and engineering. The Company designs many of the aspects and components of its computing platforms, including lay-out, housings and circuit boards, rather than incorporating other manufacturers' products. The Company believes that its past efforts in this area have provided it with significant technological advantages with regard to rugged computing platforms, and the Company intends to continue to focus research and development efforts on improving its core technologies. In addition, the Company is beginning research and development efforts that are focused on developing additional series of products that will address broader customer preferences by providing toolboxes with a greater range of expandability, size and price, all of which will provide the ruggedness, processing power and ease of upgrade that characterize the Company's current products. Finally, the Company's research and development efforts also involve developing customized solutions for its customers who have unique, specialized requirements. The Company has developed a number of customized solutions for customers in the transportation, government and military, entertainment, field service and engineering markets, and expects to continue to do so in appropriate cases.

  The Company spent approximately $0.3 million (on no net sales), $0.8 million (representing 28% of net sales) and $0.9 million (representing 12% of net sales) on research and development in the years ended December 31, 1993, 1994, and 1995, respectively, and $1.0 million (representing 11% of net sales) in the nine months ended September 30, 1996.

INTELLECTUAL PROPERTY

  In April 1996 the Company filed a provisional patent application related to certain aspects of the design of its 5000 Series FIELD WORKSTATION notebook computing platforms, including the technology module and features that enhance its upgradeability and ruggedness. In July 1996, the Company filed a patent application relating to the backplane design employed in its 7000 Series FIELD WORKSTATION laptop computing platforms.

  The Company claims trademark rights in the following marks used in connection with its products: FIELDWORKS, FIELDWORKS with design, FIELD MOUSEPAD, FIELD WORKSTATION, and TECHNOLOGY MODULE. In June 1996 the Company filed applications in the U.S. Patent and Trademark Office to register FIELDWORKS with design, FIELD MOUSEPAD, FIELD WORKSTATION, and TECHNOLOGY MODULE. Trademark applications are not normally examined for at least six months from the date of filing, and the registrability of these trademarks has not yet been determined. The Company is aware that there are third parties that have claimed and may claim superior rights, in certain territories in the United States, to the use of certain of the marks in which the Company claims rights. See "Risk Factors--Dependence on Intellectual Property."

  The Company places copyright notices on all software that it develops for inclusion in its products.

  In order to protect its trade secrets and other proprietary information, the Company requires that all vendors and those customers that request customization work execute non-disclosure agreements with respect to confidentiality and ownership of the Company's proprietary information and of any related innovations. The Company also requires all new employees to enter into agreements covering confidentiality, non-disclosure, assignment of inventions and non-solicitation of employees.

  The Company licenses the source code for Basic Input/Output System ("BIOS") software that is included in the Company's products from two companies, Award Software, Inc. and Phoenix Technologies, Ltd. The licenses are covered by license agreements that, among other things, provide for the payment of royalties by the Company and grant the Company the right to modify the software as necessary. In addition, the Company purchases video controller chips for inclusion in its products from Cirrus Logic, Incorporated and also licenses the software associated with these chips. The Company believes that the terms of these licenses are standard for the industry.

  There can be no assurance that the measures the Company takes with respect to intellectual property will be sufficient to protect its intellectual property or that such intellectual property will provide the Company with any competitive advantage. See "Risk Factors--Dependence on Intellectual Property."

SERVICE AND SUPPORT

  The Company maintains a service and support program for the benefit of its customers. The Company's staff is available to monitor order status, to provide simple troubleshooting and to answer technical questions and questions on post-installation issues and other product information. The Company provides a one-year warranty program under which the Company agrees to diagnose, repair and test any product, and the Company's goal is to return the product to the customer within 48 hours. In addition to the standard warranty, the Company also offers limited warranty programs for extended periods. The Company provides product training, either at the Company's in-house training facility or at the customer's site, including in some cases customized programs. The Company also provides customers with updates on additions to the Company's product line and on new options, accessories and software, and performs upgrades for its customers. In the past, the most common upgrades have been processors and display technology.

COMPETITION

  The Company believes that it currently occupies a niche in the market with its rugged computing platforms. The Company currently faces direct competition in this market niche from companies producing portable computers intended for field use such as Amrel Technology, Inc., Badger Computers (a unit of Group Financial Partners, Inc.), Dolch Computer Systems, Getac Corporation, Husky Computers Inc., Itronix Corporation, Kontron Elektronik Corporation (a subsidiary of Kontron Elektronik GmbH) and Panasonic Personal Computer Company. To the extent the Company and its direct competitors expand and develop this market niche, other manufacturers may turn their attention to this niche and begin to produce products directly competitive with those offered by the Company. The Company's computing platforms also face indirect competition from a variety of different companies and products, including consumer portable personal computers, customized portable personal computers and single-purpose diagnostic and data collection instruments.

  Both the computer industry and the diagnostic and data collection instrument industry are intensely competitive. Many of the companies that produce or may produce devices that compete, directly or indirectly, with the Company's products have substantially greater financial, technological and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively against current or future competitors, or that such competitors will not succeed in adapting more rapidly and effectively to changes in technology or in the market or in developing or marketing products that will be more widely accepted.

  Both the computer industry and the diagnostic and data collection instrument industry are characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements, and evolving industry standards. The Company's success will depend in part on its ability to keep pace with technological developments and emerging industry standards and to respond to customer requirements by enhancing its current products and introducing new products. Failure to anticipate or respond rapidly to advances in technology and to adapt the Company's products appropriately could have a material adverse effect on the success of the Company's products and thus on the Company's business, financial condition and results of operations. Technological advances may also increase the level of competition in the rugged computing platform market.

  The Company's products compete with other rugged computer products primarily on the basis of product reliability, functional expandability and system design, which facilitates upgradeability and customization. See "Risk Factors--Competition" and "--Risk of Technological Obsolescence."

MANUFACTURING

  The Company's manufacturing process consists primarily of the mechanical subassembly, final assembly and testing of components and subassemblies acquired from third party suppliers and subcontractors. These functions, along with the final packaging of its products, are performed at the Company's production facilities in Eden Prairie, Minnesota. The Company generally assembles products upon receiving customer orders, and operates with little finished goods inventory. The Company's goal is to fill customer orders within four weeks; recently, however, the Company has experienced some backlog build-up. See "Recent Events" and "--Backlog."

  The Company works with a number of subcontractors to assemble mechanical components, to manufacture printed circuit boards, and to produce certain components, all to the Company's design specifications. A number of these components are made using tools that have been designed for, and belong to, the Company, but that are located on the manufacturer's premises. The Company has relationships with subcontractors who provide subassemblies on a turn-key basis. The Company also purchases components directly from one or more third party suppliers before forwarding them to subcontractors for assembly. In general, the Company believes that these services are available from a number of different companies.

  The Company employs extensive quality control systems and has a quality assurance department that consists of seven full-time employees. The Company received ISO 9001 quality assurance certification of its facilities in March 1996.

  The Company currently has a limited manufacturing capability, and has, to date, had no experience with high volume production runs of its products. There can be no assurance that the Company will successfully develop this manufacturing capability. See "Risk Factors--Risks Associated with Managing Growth." Further, the Company's products employ a number of advanced high technology components and there can be no assurance that these components will continue to be available on acceptable terms or at all. See "Risk Factors-- Dependence on Availability of Components."

EMPLOYEES

  As of December 1, 1996, the Company employed 87 full-time employees, of whom 33 were engaged primarily in manufacturing, 21 were engaged primarily in sales and marketing, 16 were engaged primarily in engineering and research and development, 13 were engaged primarily in administration and four were engaged primarily in customer service. The Company also employs part-time or temporary employees, mostly in manufacturing. None of the Company's employees are represented by any labor union or other collective bargaining unit. The Company believes that its relations with its employees are good.

  The Company maintains $1 million key man life insurance policies on the lives of each of Gary J. Beeman, the Company's President and Chief Executive Officer, and Robert C. Szymborski, the Company's Executive Vice President and Chief Technical Officer, with the proceeds payable to the Company.

FACILITIES

  The Company currently leases an approximately 24,000 square foot facility in Eden Prairie, Minnesota. This space houses the Company's headquarters and manufacturing operations. This lease term expires in June 1999. The Company believes that its existing facilities are adequate to meet its requirements only through early to mid-1997 and currently anticipates that it will begin searching for additional expansion space in late 1996. The Company believes that suitable expansion space is available in the proximity of its existing facilities. There can, however, be no assurance that suitable facilities will be available when needed on acceptable terms, if at all, or that the Company can relocate its manufacturing and other operations without significant disruption. See "Risk Factors--Risks Associated with Managing Growth."

  The Company also leases approximately 2,700 square feet in Springfield, Virginia. The office of the Company's director of federal business, a repair center, training center and demonstration center are located at the Springfield facility. This lease term expires in June 2000.

LEGAL PROCEEDINGS

  On June 25, 1996, a shareholder of the Company commenced an action in Minnesota state district court against the Company and certain directors of the Company. The essence of the shareholder's allegations was that the Company issued shares of Common Stock without the authorization of all shareholders in violation of certain agreements and that certain of the Company's directors treated the plaintiff unfairly. On October 8, 1996, the district court judge granted the Company's motion for summary judgment dismissing the lawsuit, and on October 29, 1996, judgment was entered in favor of the Company. The shareholder has not filed an appeal, but has 90 days from October 29, 1996, to do so.

                                  MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of the Company are as follows:

          NAME           AGE                     POSITION
          ----           --- ------------------------------------------------
Gary J. Beeman..........  43 President, Chief Executive Officer, Treasurer
                             and Chairman of the Board of Directors
Robert C. Szymborski....  48 Executive Vice President, Chief Technical
                             Officer, Secretary and Director
G. Paige Hiatt..........  47 Vice President of Sales
Steven A. Manske .......  41 Vice President of Finance
George E.
 Kline(/1/)(/2/)........  61 Director
David C. Malm-
 berg(/1/)(/2/).........  53 Director

-----------------
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.

  Gary J. Beeman was a co-founder of the Company and has served as its President, Chief Executive Officer, Treasurer and a member of the Board of Directors of the Company since the Company's inception in October 1992. Mr. Beeman was also a co-founder of Network Communications Corporation ("NCC"), a Minneapolis-based designer and manufacturer of portable LAN/WAN data communications diagnostic instrumentation, and served as Vice President of Marketing and director of NCC from 1983 to 1991. Prior to that, Mr. Beeman served as a marketing manager for ADC Telecommunications, Inc. ("ADC") and as a program manager for Texas Instruments Corporation.

  Robert C. Szymborski was a co-founder of the Company and has served as Executive Vice President, Chief Technical Officer and Secretary and a member of the Board of Directors since the Company's inception in October 1992. Mr. Szymborski was also a co-founder of NCC and served as its Vice President of Engineering from 1983 to 1992. Prior to that, Mr. Szymborski served as Director of Engineering for ADC.

  G. Paige Hiatt has served as the Company's Vice President of Sales since July 1996. From 1994 to July 1996, Mr. Hiatt was a self-employed manufacturer's representative who represented the Company in the San Francisco area. From 1992 to 1993 he served as Vice President Sales for The Vantive Corporation, a developer of client-server based customer response software. From 1982 to 1992, Mr. Hiatt held various positions, including Director Western Region and Vice President European Systems Sales, with Grid Systems Corporation, a manufacturer of high performance portable computer systems.

  Steven A. Manske has served as Vice President of Finance of the Company since July 1995. Prior to his employment with the Company, Mr. Manske was employed by Jostens, Inc., a provider of recognition and affiliation products, from 1986, most recently as a division controller. Mr. Manske has also served as a management consultant for Pragmatek Consulting Group.

  George E. Kline has served as a member of the Board of Directors since February 1994. He has been president of Venture Management, a financial consulting services corporation, since 1966. Mr. Kline has also served as the General Partner of Brightstone Capital, Ltd., a venture fund, since 1985 and has been a private investor and financial consultant for over five years. He is also a member of the boards of directors of Applied Biometrics, Inc., Pet Food Warehouse, Inc., Health Fitness Physical Therapy, Inc., Rimage Corporation and CyberOptics Corporation.

  David C. Malmberg has served as a director of the Company since October 1996. Since 1994, Mr. Malmberg has been the president of David C. Malmberg, Inc., a management consulting and private investment management firm. From 1972 to 1994 he served in various positions, including Vice Chairman, President and Chief Operating Officer, at National Computer Systems Inc., a provider of information systems and services to the education, commercial and financial markets. Mr. Malmberg is the Chairman of the Board of National City Bank in Minneapolis and serves on the boards of directors of National City Bancorporation, Three Five Systems, Inc. and PPT/Vision, Inc.

  Each member of the Board of Directors holds office until the regular meeting of shareholders next held after such director's election and until such director's successor shall have been elected and shall qualify or until the earlier death, resignation, removal, or disqualification of such director.

  The Company's executive officers are elected or appointed by resolution approved by the affirmative vote of a majority of the members of the Board of Directors, and serve until their successors are elected or appointed. Any officer may be removed from his or her office by the board of directors at any time, with or without cause.

DIRECTORS' COMPENSATION

  The Company at present does not pay any directors' fees. The Company may reimburse its outside directors for expenses actually incurred in attending meetings of the Board of Directors. In the past, non-employee directors have each automatically been granted non-qualified options to purchase shares of Common Stock under a plan adopted in February 1994: 25,000 shares at the time of election to the Board of Directors, and 10,000 shares at each re-election. All such options have an exercise price equal to the fair market value of a share of Common Stock on the day of grant, vest immediately and expire five years after the date of grant.

  In December 1996, the Board of Directors approved the FieldWorks, Incorporated 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), which will be submitted for the approval of the shareholders of the Company in January 1997. See "--Stock Plans."

COMMITTEES

  The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board of Directors, and administers the Company's 1994 Long-Term Incentive and Stock Option Plan (the "1994 Stock Option Plan").

  The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants, as well as the Company's accounting principles and its system of internal controls, and reports the results of its review to the full Board of Directors and to management.

LIMITATION OF LIABILITY; INDEMNIFICATION

  Both the Company's Amended and Restated Articles of Incorporation, as currently in effect, and its Second Amended and Restated Articles of Incorporation, which will be effective upon the closing of this offering, provide that, to the fullest extent permitted by Minnesota law, a director shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

  Both the Company's Amended and Restated Bylaws, as currently in effect, and its Second Amended and Restated Bylaws, which will be effective upon the closing of this offering, limit the liability of directors in their capacity as directors to the full extent permitted by Minnesota law. As permitted by Minnesota law, a director shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of the provision in the Company's Amended and Restated Bylaws limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. The above provisions also do not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities law.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth the cash and noncash compensation for 1995 and 1994 awarded to or earned by the Chief Executive Officer and all executive officers of the Company whose salary and bonus earned in 1995 exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                                  ---------------------------       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR  SALARY  BONUS  OTHER     COMPENSATION(1)
  ---------------------------     ---- -------- ------ ------    ---------------
Gary J. Beeman .................  1995 $131,846 $1,732 $5,400(2)      $185
President, Chief Executive
 Officer, Treasurer and Chairman
 of the Board                     1994  120,000     --     --          185
Robert C. Szymborski ...........  1995  131,846  1,732  5,400(2)       185
Executive Vice President, Chief
 Technical Officer, Secretary
 and Director                     1994  120,000     --     --          185

-----------------
(1) Represents premiums paid by the Company on life insurance policies for the benefit of the Named Executive Officers.
(2) Represents payment of auto allowance.

  For 1996, each of Mr. Beeman and Mr. Szymborski will receive a base salary of $140,000, a bonus of $17,500 and a car allowance of $5,400.

  Option Grants and Values. Prior to April 1996 neither Named Executive Officer had been granted any options. In April 1996 each of the named Executive Officers was granted an incentive stock option under the 1994 Stock Option Plan covering 50,000 shares of Common Stock, at the exercise price of $5.00 per share, with all the shares vesting immediately and having a five year term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. George E. Kline has served as a member of the Compensation Committee of the Board of Directors since the establishment of the Compensation Committee in February 1995. Mr. David C. Malmberg has served as a member of the Compensation Committee of the Board of Directors since October 1996.

  In December 1993, Venture Management, Inc., Profit Sharing Plan (of which Mr. Kline is the sole trustee) purchased 1,500 shares of Common Stock for $1,500.

  Mr. Kline personally guarateed the $500,000 bank line of credit that the Company secured in July 1994 and amended in April 1995 to provide borrowing capacity of up to $800,000. As consideration for Mr. Kline's guaranty, the Company granted to Mr. Kline a warrant to purchase

100,000 shares of Common Stock at an exercise price of $1.00 per share. Mr. Kline exercised this warrant in December 1995. In December 1995, the line of credit was replaced by a revolving line of credit agreement, with a borrowing capacity of $1,500,000. This line of credit is also personally guaranteed by Mr. Kline; in consideration of the guarantee, the Company issued a three-year warrant to Mr. Kline to purchase 40,000 shares of the Company's common stock at $5.00 per share. (In March 1996, the term of the December 1995 line of credit was extended through April 1997 and the borrowing capacity was increased to $2,000,000; the additional $500,000 was guaranteed by a non-affiliate shareholder of the Company who received a three-year warrant to purchase 25,000 shares of the Company's common stock at $5.00 per share.)

  On May 30, 1996, Mr. Kline exercised a non-incentive stock option to purchase 25,000 shares of the Company's common stock, which option had been granted in March 1994, at an exercise price of $1.00 per share. Such shares were issued in the name of Venture Management, Inc., a company of which Mr. Kline is president. On June 21, 1996, Mr. Kline exercised a non-incentive stock option to purchase 10,000 shares of the Company's common stock, which option had been granted in August 1995, at an exercise price of $3.00 per share.

  Mr. Kline is also a member of a limited liability company that is the general partner of certain venture capital limited partnerships (such limited liability company and limited partnerships, collectively, the "Brightstone Entities," as more fully described in Note 7 to the table under "Principal Shareholders"). As such, Mr. Kline may be deemed to share voting and investment of power for the shares held by the Brightstone Entities; Mr. Kline, however, disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interest in the Brightstone Entities. Mr. Kline also disclaims beneficial ownership of certain shares of the Company's common stock owned of record by his wife. See "Principal Shareholders" and "Certain Transactions."

STOCK PLANS

  1994 Stock Option Plan. The Board of Directors adopted the 1994 Stock Option Plan on March 23, 1994, and the shareholders approved it on June 16, 1994. Pursuant to the 1994 Stock Option Plan, executive officers, other employees and consultants of the Company may receive options to purchase Common Stock. The 1994 Stock Option Plan provides for the grant both of incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options that do not qualify for such treatment. The exercise price of incentive stock options must equal or exceed the fair market value of the Common Stock at the time of grant. The 1994 Stock Option Plan also provides for grants of stock appreciation rights, restricted stock awards and performance awards and allows for the grant of restoration options.

  The Compensation Committee administers the 1994 Stock Option Plan and approves awards thereunder. A total of 720,000 shares of Common Stock was initially reserved for issuance under the 1994 Stock Option Plan. In May 1996, the 1994 Stock Option Plan was amended to increase the number of shares of Common Stock available for issuance to 1,100,000. In December 1996, the Board of Directors amended the 1994 Stock Option Plan to increase the number of shares of Common Stock available for issuance to 1,500,000, subject to shareholder approval at a meeting to be held in January 1997. Incentive stock options may only be granted under the Stock Option Plan to any full or part-time employee of the Company (including officers and directors who are also employees) and of its present and future subsidiary corporations. Full or part-time employees, directors who are not employees, and consultants and independent contractors to the Company or its subsidiaries or affiliates are eligible to receive options which do not qualify as incentive stock options, as well as other awards. In determining the persons to whom options and awards shall be granted and the number of shares subject to each, the Board of Directors may take into account the nature of services rendered by the respective employees or consultants, their present and potential contributions to the success of the Company, and such other factors as the Board of Directors in its discretion shall deem relevant.

  The Board of Directors may amend or discontinue the 1994 Stock Option Plan at any time, but may not make any revisions or amendments to the 1994 Stock Option Plan without shareholder approval that increase the number of shares subject to the 1994 Stock Option Plan, decrease the minimum exercise price, extend the maximum exercise term, or modify the eligibility requirements. The Board of Directors may not alter or impair any award granted under the 1994 Stock Option Plan without the consent of the holder of the award. The 1994 Stock Option Plan will expire March 23, 2004.

  Pursuant to the terms of the 1994 Stock Option Plan, appropriate adjustments to the 1994 Stock Option Plan and outstanding options will be made in the event of changes in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in corporate structure.

  Directors' Plans. On February 1, 1994, the Board of Directors adopted a stock option plan for non-employee directors that provided for the automatic grant of a non-qualified option covering 25,000 shares of Common Stock to each non-employee director at the time of his or her initial election to the Board of Directors, and an automatic grant of a non-qualified stock option to purchase 10,000 shares of Common Stock each time such director was re-elected for a subsequent term. All such options, which were granted outside of the 1994 Stock Option Plan, have an exercise price equal to the fair market value of the Common Stock on the date of grant, became fully vested and exercisable on the date of grant and had terms of 10 years from the date of grant.

  In December 1996, the Board of Directors approved the FieldWorks, Incorporated 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), which will be submitted for the approval of the shareholders of the Company in January 1997. Under the Directors' Plan, each non-employee director will automatically receive non-qualified options to purchase shares of Common Stock as follows: 25,000 shares (each an "Initial Grant") at the time of election to the Board of Directors, and 10,000 shares (each an "Annual Grant") at each re-election. All such options will have an exercise price equal to the fair market value of a share of Common Stock on the day of grant and will expire ten years after the date of grant. Initial Grants will vest one third on the date of grant and one third on each of the first and second anniversaries, and Annual Grants will vest six months from the date of grant.

  Savings Plan. The Company's savings plan (the "401(k) Plan") was adopted by the Company effective January 1996.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Common Stock as of December 15, 1996 (after giving effect to the automatic conversion of all shares of Preferred Stock into Common Stock upon the consummation of this offering) and as adjusted to reflect the sale by the Company of the 1,750,000 shares of Common Stock offered hereby by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group:

                                                     PERCENTAGE OF OUTSTANDING
                                        NUMBER OF          SHARES OWNED
                                          SHARES    ---------------------------
                                       BENEFICIALLY    BEFORE         AFTER
                  NAME                  OWNED(/1/)  OFFERING(/1/) OFFERING(/1/)
                  ----                 ------------ ------------- -------------
   Robert C. Szymborski(/2/).........     832,916       13.1%         10.3%
   Gary J. Beeman(/3/)...............     768,152       12.1           9.5
   George E. Kline(/4/)..............     251,500        4.0           3.1
   David C. Malmberg(/5/)............      28,900         *             *
   Brightstone Entities(/6/).........     743,334       11.6           9.1
   Network General Corporation(/7/)..     450,000        7.1           5.6
   All executive officers and direc-
    tors as a group (6 per-
    sons)(/8/).......................   1,945,118       29.8          23.5

-----------------
* Less than 1%.
(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 20, 1996, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. This table does not reflect any shares of Common Stock that these existing shareholders may acquire in this offering. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.
(2) Includes 50,000 shares of Common Stock issuable pursuant to currently exercisable options. Mr. Szymborski's address is 9961 Valley View Road,
    Eden Prairie, Minnesota 55344.
(3) Includes 50,000 shares of Common Stock issuable pursuant to currently exercisable options. Mr. Beeman's address is 9961 Valley View Road, Eden Prairie, Minnesota 55344.
(4) Includes 41,500 shares of Common Stock held of record by Venture
    Management, Inc., Profit Sharing Plan, of which Mr. Kline is the sole trustee; 50,000 shares of Common Stock issuable pursuant to currently exercisable options and warrants; and 60,000 shares of Common Stock held of record by Mr. Kline's wife, of which Mr. Kline disclaims beneficial ownership. Excludes an aggregate of 743,334 shares owned of record by, or issuable upon exercise of outstanding warrants to, the Brightstone
    Entities. The Brightstone Entities are a series of limited partnerships and one entity, a limited liability company, which is the general partner of each of the limited partnerships. Mr. Kline is a member of the limited liability company, and as such may be deemed to share voting and investment of power for the shares held by the Brightstone Entities, however, Mr. Kline disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interest in the Brightstone Entities. See Note 7.
(5) Includes 25,000 shares of Common Stock issuable pursuant to currently exercisable options.
(6) Includes 200,000 shares of Common Stock held of record by Brightstone IV Partners ("Brightstone IV"); 200,000 shares of Common Stock held of record by Brightstone Fund V Partnership ("Brightstone V"); 100,000 shares of Common Stock held of record by Brightstone Fund VI L.P. ("Brightstone
    VI"); 83,334 shares of Common Stock held of record by Brightside Fund Limited Partnership ("Brightside"); 50,000 shares of Common Stock held of record by Brightstone Fund VII L.P. ("Brightstone VII"); 30,000 shares of Common Stock issuable upon the exercise of warrants issued to Brightstone Capital Ltd., LLC ("Brightstone Capital"); 20,000 shares of Common Stock issuable upon the exercise of warrants issued to Brightstone Fund VII; 20,000 shares of Common Stock issuable upon the exercise of warrants issued to Brightbridge Fund I L.P. ("Brightbridge," and, together with Brighstone IV, Brightstone V, Brightstone VI, Brightstone VII,
    Brightbridge and Brightstone Capital, the "Brightstone Entities"); 15,000 shares of Common Stock issuable upon the exercise of warrants issued to Brightstone IV; 15,000 shares of Common Stock issuable upon exercise of warrants issued to Brightstone V; and 10,000 shares of Common Stock issuable upon the exercise of warrants issued to Brightstone VI. Brightstone IV, Brightstone V, Brightstone VI, Brightstone VII, Brightside and Brightbridge are all limited partnerships of which Brightstone Capital is the general partner; Brightstone Capital is a limited liability company of which Mr. Kline is a member. The address of the Brightstone Entities is 7200 Metro Boulevard, Edina, Minnesota 55439.
(7) Includes 33,333 shares of Common Stock issuable upon exercise of warrants. The address of Network General Corporation is 4200 Bohannon Drive, Menlo Park, California 94025.
(8) Includes 23,650 shares of Common Stock issuable pursuant to currently exercisable options in addition to those shares of Common Stock reflected in notes 2 through 6.

                             CERTAIN TRANSACTIONS

  For certain information regarding George Kline, a director of the Company, see "Management--Compensation Committee Interlocks and Insider Participation."

  On September 13, 1994, Brightstone IV and Brightstone V, partnerships of which George Kline, a director of the Company, is a general partner, loaned the Company an aggregate of $300,000 (the "1994 Loans"). The 1994 Loans bore interest at an annual rate of 10% and were due on February 28, 1995. In connection with the 1994 Loans, the Company issued warrants to purchase an aggregate of 30,000 shares of Common Stock at a price of $3.00 per share to Brightstone IV and Brightstone V. In March 1995, the Company repaid $200,000 original principal amount of the 1994 Loans, together with $13,750 interest. In June 1995, the Company repaid the remaining $100,000 original principal amount of the 1994 Loans, together with $2,500 interest.

  In May and June 1996, Brightstone VI and Brightstone VII loaned the Company an aggregate of $1,540,000 (the "June Loans"). The June Loans bore interest at an annual rate of 10% and were due on August 2, 1996. In connection with the June Loans, the Company issued to Brightstone Capital warrants (the "June Warrants") to purchase 15,000 shares of Common Stock at a price of $10.00 per share.

  On July 15, 1996, Brightbridge loaned the Company $500,000. This loan, which is represented by a promissory note (the "July Note"), bears interest at 10% per year and was initially due on December 31, 1996; provided, that the July Note would become payable in full within thirty (30) days after the effective date of any registration statement relating to an initial public offering of the Company's equity securities. In connection with this loan, the Company issued to Brightbridge warrants (the "July Warrants") to purchase a number of shares determined in accordance with a formula contained in the July Warrants at an exercise price equal to 80% of the price to public of shares of the Company's common stock in the Company's first registration statement to be declared effective.

  On July 29, 1996 the Company sold 300,000 shares of Series A Convertible Preferred Stock to Network General Corporation for $10.00 per share and in connection therewith issued warrants to purchase 24,000 shares of Common Stock at $10.00 per share. The number of shares to be issued upon conversion, the number of shares subject to the warrants and the exercise price of the warrants are all subject to adjustment in the event that the Price to Public in this Offering is less than $12.50 per share. In that event, the conversion price will be reduced to a price equal to 80% of the Price to Public and the warrant exercise price and the number of warrant shares will be similarly adjusted.

  As of August 2, 1996, the Company and Brightbridge amended the July Note to subordinate it to certain bank indebtedness of the Company and to extend its due date from December 31, 1996, to May 1, 1997.

  On August 2, 1996, the Company repaid all principal amounts outstanding on the June Loans, together with an aggregate of $27,168 in interest.

  In September 1996, Brightstone VI and Brightstone VII loaned the Company an aggregate of $750,000. These loans, which are represented by Promissory Notes (the "September Notes"), bear interest at 12% per year and were initially due on the date 180 days from the date of each such loan; provided, that the September Notes would become payable in full within thirty (30) days after the effective date of any registration statement relating to an initial public offering of the Company's equity securities. In connection with the September Notes, the Company issued to Brightstone VI, Brightstone VII and Brightstone Capital warrants (the "September Warrants") to purchase a number of shares determined in accordance with a formula contained in the September Warrants, which formula (other than the formula in the warrants issued to Brightstone Capital) depended on whether the September Notes were repaid before or after the date 90 days after the date of each such note, at an exercise price equal to 80% of the price per share received by the Company in its next sale of equity securities with gross proceeds of $2.5 million or more.

  As of October 15, 1996, the Company agreed with Brightstone Capital, Brightstone VI, Brightstone VII and Brightbridge to amend the June Warrant, the July Warrants, the September Notes and the September Warrants. Pursuant to these amendments, the final due date of each of such Notes was extended to May 1, 1997; provided, that all such Notes are payable in full within 30 days after the effective date of any registration statement relating to an initial public offering of the Company's equity securities; the exercise price under each of such Warrants was amended to $5.00 per share; and the September Warrants were amended to provide that they are exercisable for an aggregate of 45,000 shares of Common Stock. As a result of the exercise price amendment, the July Warrants are currently exercisable for 20,000 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, the Company will be authorized to issue 20 million shares of Common Stock, $.001 par value, and five million shares of undesignated preferred stock, $.001 par value. As of December 20, 1996 (assuming the automatic conversion of the Preferred Stock into Common Stock), there were 6,297,403 shares of Common Stock outstanding, which were held of record by 210 shareholders, and no shares of undesignated preferred stock outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors, and the holders of more than 50% of the outstanding Common Stock can elect all directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and in liquidation proceedings. Holders of Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

  The Second Amended and Restated Articles of Incorporation of the Company to be in effect upon the closing of this offering authorize the Company's Board of Directors, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights, terms, including sinking fund provisions, and certain other rights and preferences, of any such preferred stock.

WARRANTS AND OPTIONS

  As of December 20, 1996, the Company had outstanding warrants to purchase a total of 578,795 shares of Common Stock at a weighted average exercise price of $5.37 per share. Such warrants are all currently exercisable and expire on dates ranging from December 20, 1998 to July 31, 2001. All outstanding warrant agreements provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits, or other changes in the corporate structure of the Company.

  As of December 20, 1996, the Company had outstanding options to purchase a total of 724,500 shares of Common Stock under the 1994 Stock Option Plan at a weighted average exercise price of $3.19 per share.

REGISTRATION RIGHTS

  Following the completion of this offering, (i) the holders of 304,745 of the warrants described above will be entitled to certain incidental or "piggyback" rights to include the shares issued or issuable upon exercise of such warrants in certain registration statements filed by the Company, (ii) the holder or holders of the 416,667 shares of Common Stock issued upon the automatic conversion of the Preferred Stock and the holder or holders of 33,333 of the warrants described above shall be entitled, if the Company qualifies for the use of Form S-3 and subject to certain other limitations, to require the Company to file registration statements on such Form covering the sale of such shares and (iii) the holders of up to 138,889 shares of Common Stock issued or issuable upon conversion of certain of the principal amounts of certain outstanding bridge loans and of 250,000 shares of Common Stock issued or issuable upon exercise of the warrants described above shall have certain incidental or "piggyback" rights to include the shares issued or issuable upon exercise of such warrants in certain registration statements filed by the Company and shall also have the right, more than one year after the completion of this offering and on a one-time basis only, to require the Company to file a registration statement on Form S-3 and keep it effective for a period of 9 months.

BRIDGE LOANS

  The Company has outstanding an aggregate of $1,350,000 in loans which the Company received between May and September 1996 (the "September Loans"). All original principal amount of the September Loans, together with interest thereon, is due on May 1, 1997; provided, that the September Loans shall be payable in full within thirty (30) days after the effective date of the registration statement of which this Prospectus forms a part.

  The Company has outstanding an aggregate of $5,000,000 in bridge loans which the Company received in December 1996 (the "December Loans"). All original principal amount of the December Loans, together with interest thereon, is due on June 30, 1997; provided, that the Company may extend the final maturity of the December Loans to December 31, 1997, by written notice delivered to holders at any time before June 30, 1997; provided, further, that the December Loans shall be payable in full within thirty (30) days after the effective date of the registration statement of which this Prospectus forms a part. During the thirty (30) days after the effective date of the registration statement of which this Prospectus forms a part, up to 20% of the original principal amount of each of the December Loans is convertible into shares of Common Stock at the option of the holder at a conversion price equal to 80% of the Price to Public in this offering.

PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS AND THE MINNESOTA BUSINESS CORPORATION ACT

  The existence of authorized but unissued preferred stock, described above, and certain provisions of the Company's Second Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws (both of which will be effective upon the closing of this offering) and of Minnesota law, described below, could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company's which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

  Section 302A.671 of the Minnesota Business Corporation Act (the "MBCA") applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

  Section 302A.673 of the MBCA generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination or the acquisition of shares is approved by the affirmative vote of a majority of a committee of all of the disinterested members of the Board of Directors, before the interested shareholder's share acquisition date.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar with respect to the Common Stock will be Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and impair the Company's ability to raise additional funds.

  Upon completion of this offering, the Company will have outstanding 8,047,403 shares of Common Stock (or 8,309,903 shares if the Underwriters' over-allotment option is exercised in full). Of those shares, 1,750,000 shares (or 2,012,500 shares, if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain volume limitations and other restrictions described below).

  The remaining 6,297,403 shares of Common Stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, Rule 144(k), Rule 701 or otherwise. The Representative has requested, and the Company has agreed, to solicit all shareholders to agree that they will not sell, directly or indirectly, any Common Stock without the prior consent of the Representative
for a period of   days from the date of this Prospectus. Of the shares not
subject to this agreement, (i) approximately      shares will be eligible for
immediate sale without restriction pursuant to Rule 144(k) on the effective
date of this offering, (ii) approximately      shares will be eligible for
sale, subject to compliance with the volume limitations and other restrictions of Rule 144, 90 days after the effective date of this offering, and (iii)
approximately      shares will become eligible for sale under Rule 144 after
the expiration of the two-year holding periods from the dates of acquisition,
which end between    and   . Beginning on the 181st day after the date of this
Prospectus, when the agreements not to sell shares expire, (iv) approximately 2,519,000 of the shares may become eligible for sale without restriction pursuant to Rule 144(k), (v) approximately 2,982,637 of the shares (including approximately 2,190,902 shares owned by affiliates of the Company) will become eligible for sale, subject to compliance with the volume limitations and other restrictions of Rule 144, and (vi) approximately 795,766 shares will become eligible for sale under Rule 144 after the expiration of the two-year holding periods from the dates of acquisition, which end between September 11, 1997 and July 15, 1998.

  In general, under Rule 144, as currently in effect, if at least two years have elapsed from the date that shares of Common Stock were acquired from the Company or an affiliate of the Company, then the holder is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (80,474 shares immediately after this offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale, subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 share without complying with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permits Affiliates to sell their Rule 701 shares without complying with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus. The Company has issued 644,500 shares under plans or contracts that satisfy the requirements of Rule 701.

  The Company intends to file registration statements on Form S-8 under the Securities Act to register the sale of the 1,500,000 and 300,000 shares reserved for issuance under, respectively, the 1994 Stock Option Plan and the Directors' Plan. The filing of such registration statements will permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements are expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. "See "Management--Stock Option Plans" and "Description of Capital Stock--Warrants and Options."

  In addition, after this offering, the holders of approximately 546,223 shares of Common Stock (including the maximum of 138,889 shares of Common Stock issuable upon conversion of $5,000,000 of the principal amount of certain loans) and warrants to purchase approximately 338,078 shares of Common Stock (together, the "Registrable Securities") will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. After this offering, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Securities are entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. The holders of certain of the Registrable Securities may require the Company to prepare and file one or more registration statements on Form S-3 at its expense, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Registration of such shares would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration.

  The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public markets or the perception that such sales will occur could adversely affect the market price or the future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

                                 UNDERWRITING

  The Underwriters below, for whom R. J. Steichen & Company is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company, the number of shares of Common Stock set forth opposite their names below.

             UNDERWRITER                                         NUMBER OF SHARES
             -----------                                         ----------------
      R. J. Steichen & Company ...............................
                                                                    ---------
        Total...................................................    1,750,000
                                                                    =========

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other considerations. The nature of obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

  The Underwriters, through the Representative, have advised the Company that they propose to offer the Common Stock initially at the Price to Public set forth on the cover page of this Prospectus; that the Underwriters may allow to
selected dealers a concession of $     per share; and that such dealers may
reallow a concession of $     per share to certain other dealers. After the
public offering, the offering price and other selling terms may be changed by the Underwriters. Application has been made for the Common Stock to be included for quotation on the Nasdaq National Market. The Representative has advised the Company that it does not intend to confirm sales to any account over which it exercises discretionary authority.

  The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to an aggregate of 262,500 additional shares of Common Stock, exercisable at the Price to Public less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table, bears to the 1,750,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. In addition, the Company has agreed to pay the Representative at the closing of this offering a non-accountable expense allowance of 2% of the aggregate public offering price (including the aggregate public offering price of any over-allotment shares) to cover expenses incurred by the Underwriters in connection with this offering, reduced by amounts advanced by the Company, which totaled $10,000 on the date of this Prospectus.

  In connection with this offering, the Company has agreed to issue and sell to the Representative, for nominal consideration, warrants to purchase a number of shares of Common Stock equal to 10% of the shares of Common Stock sold in this offering, exclusive of any shares of Common Stock sold pursuant to the Underwriters' over-allotment option (the "Representative's Warrants"). The Representative's Warrants will be initially exercisable at a price per share equal to 120% of the Price to Public, commencing one year from the date of this Prospectus, and will continue to be exercisable for a period of four years after such date. The Representative's Warrants are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the effective date of this offering, except to officers, partners or successors of the Representative. The exercise price of the Representative's Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment under certain circumstances. The Representative's Warrants grant to the holder or holders thereof certain rights regarding the registration of the Common Stock issuable upon exercise of the Representative's Warrants.

  At the request of the Representative, the Company solicited all of its shareholders to agree that they will not publicly sell or dispose of any shares of Common Stock for a period of 180 days after the date on which the Registration Statement is declared effective by the Commission, without the prior written consent of the Representative. Shareholders who beneficially own shares of Common Stock after the offering have agreed to such restrictions. See "Shares Eligible for Future Sale."

  The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined through negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of companies in related businesses. See "Risk Factors--No Prior Market for Common Stock; Determination of Offering Price."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Fredrikson & Byron, P.A. Members of Dorsey & Whitney LLP beneficially own 90,589 shares of Common Stock.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. In particular, statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 13th Floor, Seven World Trade Center, New York, New York, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site's address is http://www.sec.gov.

  The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                            FIELDWORKS, INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants................................... F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and
 September 30, 1996 (actual and pro forma, unaudited)...................... F-3
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994 and 1995, and for the nine months ended September 30, 1995 and
 1996
 (unaudited)............................................................... F-4
Consolidated Statements of Shareholders' Equity for the years ended Decem-
 ber 31, 1993, 1994 and 1995, and for the nine months ended September 30,
 1996
 (unaudited)............................................................... F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993,
 1994 and 1995, and for the nine months ended September 30, 1995 and 1996
 (unaudited)............................................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To FieldWorks, Incorporated:

  We have audited the accompanying consolidated balance sheets of FieldWorks, Incorporated (a Minnesota corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FieldWorks, Incorporated and Subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
February 9, 1996
(except with respect
to the distribution discussed
in Note 1, as to which
the date is November 11, 1996)

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               DECEMBER 31          SEPTEMBER 30, 1996
                          ----------------------  ------------------------
                                                                PRO FORMA
                             1994        1995       ACTUAL      (NOTE 5)
                          ----------  ----------  -----------  -----------
                                                  (UNAUDITED)  (UNAUDITED)
         ASSETS
CURRENT ASSETS:
 Cash...................  $  125,883  $  112,602  $  334,648   $  334,648
 Accounts receivable,
  net of allowance for
  doubtful accounts of
  $27,800, $110,600 and
  $150,500..............     727,421   1,887,928   2,968,539    2,968,539
 Inventories............   1,734,132   1,821,301   4,355,616    4,355,616
 Notes receivable from
  sale of common stock
  (Notes 5 and 6).......     633,102     100,000          --           --
 Prepaid expenses and
  other.................      52,573      90,106     338,009      338,009
 Net assets of discon-
  tinued operation
  (Note 1)..............          --      38,251     156,343      156,343
                          ----------  ----------  ----------   ----------
   Total current as-
    sets................   3,273,111   4,050,188   8,153,155    8,153,155
                          ----------  ----------  ----------   ----------
PROPERTY AND EQUIPMENT:
 Computers and equip-
  ment..................     380,679     604,474     960,381      960,381
 Furniture and fix-
  tures.................       4,484      82,120     112,627      112,627
 Leasehold improve-
  ments.................      10,606      51,150      54,218       54,218
 Accumulated deprecia-
  tion..................     (87,167)   (251,655)   (454,000)    (454,000)
                          ----------  ----------  ----------   ----------
   Property and equip-
    ment, net...........     308,602     486,089     673,226      673,226
DEPOSITS AND OTHER AS-
 SETS, net..............      20,926      22,952     124,165      124,165
                          ----------  ----------  ----------   ----------
                          $3,602,639  $4,559,229  $8,950,546   $8,950,546
                          ==========  ==========  ==========   ==========
 LIABILITIES AND SHARE-
     HOLDERS' EQUITY
CURRENT LIABILITIES:
 Lines of credit........  $  490,000  $1,160,000  $2,000,000   $2,000,000
 Notes payable to re-
  lated parties (Note
  4)....................     300,000          --   1,350,000    1,350,000
 Accounts payable.......     984,882     899,927   1,417,445    1,417,445
 Accrued compensation
  and benefits..........      81,697     143,025     166,551      166,551
 Accrued warranty and
  other.................      91,195     130,003     290,421      290,421
 Current maturities of
  capitalized lease
  obligations...........       8,776      32,244       9,065        9,065
                          ----------  ----------  ----------   ----------
   Total current liabil-
    ities...............   1,956,550   2,365,199   5,233,482    5,233,482
CAPITALIZED LEASE OBLI-
 GATIONS, less current
 maturities.............      10,587      61,886      99,877       99,877
                          ----------  ----------  ----------   ----------
   Total liabilities....   1,967,137   2,427,085   5,333,359    5,333,359
                          ----------  ----------  ----------   ----------
COMMITMENTS AND CONTIN-
 GENCIES (Notes 8 and
 10)
SHAREHOLDERS' EQUITY:
 Series A convertible
  preferred stock, $.001
  par value, 300,000
  shares authorized,
  issued and outstanding
  at September 30,
  1996..................          --          --         300           --
 Common stock, $.001 par
  value, 15,000,000,
  15,000,000 and
  14,700,000 shares
  authorized; 5,329,100,
  5,840,068 and
  5,880,736 issued and
  outstanding (6,297,403
  pro forma at September
  30, 1996).............       5,329       5,840       5,881        6,297
 Common stock warrants..      81,435     115,185     156,985      156,985
 Additional paid-in cap-
  ital..................   3,721,471   4,816,262   7,878,591    7,878,475
                          ----------  ----------  ----------   ----------
 Accumulated deficit....  (2,172,733) (2,805,143) (4,424,570)  (4,424,570)
                          ----------  ----------  ----------   ----------
   Total shareholders'
    equity..............   1,635,502   2,132,144   3,617,187    3,617,187
                          ----------  ----------  ----------   ----------
                          $3,602,639  $4,559,229  $8,950,546   $8,950,546
                          ==========  ==========  ==========   ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE NINE MONTHS
                          FOR THE YEARS ENDED DECEMBER 31       ENDED SEPTEMBER 30
                          ----------------------------------  ------------------------
                            1993        1994         1995        1995         1996
                          ---------  -----------  ----------  -----------  -----------
                                                              (UNAUDITED)  (UNAUDITED)
NET SALES...............  $      --  $ 2,741,914  $8,241,791  $5,874,592   $ 9,597,772
COST OF SALES...........         --    1,978,157   4,979,504   3,413,837     5,966,978
                          ---------  -----------  ----------  ----------   -----------
   Gross profit.........         --      763,757   3,262,287   2,460,755     3,630,794
                          ---------  -----------  ----------  ----------   -----------
OPERATING EXPENSES:
  Sales and marketing...     35,689      904,129   1,523,648   1,081,975     2,166,291
  General and
   administrative.......    159,937      761,455   1,168,626     765,568     1,472,428
  Research and
   development..........    289,340      765,081     948,406     557,557     1,041,846
                          ---------  -----------  ----------  ----------   -----------
   Total operating
    expenses............    484,966    2,430,665   3,640,680   2,405,100     4,680,565
                          ---------  -----------  ----------  ----------   -----------
   Operating income
    (loss)..............   (484,966)  (1,666,908)   (378,393)     55,655    (1,049,771)
INTEREST EXPENSE AND
 OTHER, net.............        451      (21,310)    (68,678)    (52,263)     (222,767)
                          ---------  -----------  ----------  ----------   -----------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS..   (484,515)  (1,688,218)   (447,071)      3,392    (1,272,538)
LOSS FROM DISCONTINUED
 OPERATION (NOTE 1).....         --           --    (179,848)    (85,167)     (346,889)
                          ---------  -----------  ----------  ----------   -----------
NET LOSS................  $(484,515) $(1,688,218) $ (626,919) $  (81,775)  $(1,619,427)
                          =========  ===========  ==========  ==========   ===========
PRO FORMA (NOTE 2)
 (UNAUDITED):
  Net income (loss) per
   common share from
   continuing
   operations...........  $    (.16) $      (.31) $     (.07) $       --   $      (.20)
  Loss per common share
   from discontinued
   operation............         --           --        (.03)       (.01)         (.05)
                          ---------  -----------  ----------  ----------   -----------
  Net loss per common
   share................  $    (.16) $      (.31) $     (.10) $     (.01)  $      (.25)
                          =========  ===========  ==========  ==========   ===========
  Weighted average com-
   mon shares outstand-
   ing..................  3,049,095    5,486,214   6,187,487   6,125,159     6,493,431
                          =========  ===========  ==========  ==========   ===========


  The accompanying notes are an integral part of these consolidated financial statements

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             SERIES A
                           CONVERTIBLE
                         PREFERRED STOCK     COMMON STOCK    COMMON  ADDITIONAL                  TOTAL
                         ----------------- ----------------  STOCK    PAID-IN   ACCUMULATED  SHAREHOLDERS'
                          SHARES   AMOUNT   SHARES   AMOUNT WARRANTS  CAPITAL     DEFICIT       EQUITY
                         --------- ------- --------- ------ -------- ---------- -----------  -------------
BALANCE, December 31,
 1992...................        --  $   -- 2,350,000 $2,350 $     -- $       -- $        --   $    2,350
  Issuance of common
   stock, net of
   offering costs of
   $99,150..............        --      -- 2,500,000  2,500       --  2,398,350          --    2,400,850
  Net loss..............        --      --       --     --        --        --     (484,515)    (484,515)
                         ---------  ------ --------- ------ -------- ---------- -----------   ----------
BALANCE, December 31,
 1993...................        --      -- 4,850,000  4,850       --  2,398,350    (484,515)   1,918,685
  Issuance of common
   stock, net of
   offering costs of
   $113,700.............        --      --   479,100    479       --  1,323,121          --    1,323,600
  Issuance of common
   stock warrants.......        --      --        --     --   81,435         --          --       81,435
  Net loss..............        --      --        --     --       --         --  (1,688,218)  (1,688,218)
                         ---------  ------ --------- ------ -------- ---------- -----------   ----------
BALANCE, December 31,
 1994...................        --      -- 5,329,100  5,329   81,435  3,721,471  (2,172,733)   1,635,502
  Issuance of common
   stock, net of
   offering costs of
   $111,750.............        --      --   354,334    355       --    950,895          --      951,250
  Exercise of stock
   options..............        --      --    31,334     31       --     31,971          --       32,002
  Issuance of common
   stock warrants.......        --      --        --     --   33,750         --          --       33,750
  Exercise of warrants..        --      --   100,000    100       --     99,900          --      100,000
  Merger with Paragon
   (Note 1).............        --      --    25,300     25       --     12,025      (5,491)       6,559
  Net loss..............        --      --        --     --       --         --    (626,919)    (626,919)
                         ---------  ------ --------- ------ -------- ---------- -----------   ----------
BALANCE, December 31,
 1995...................        --      -- 5,840,068  5,840  115,185  4,816,262  (2,805,143)   2,132,144
  Issuance of preferred
   stock (unaudited)....   300,000     300        --     --       --  2,999,700          --    3,000,000
  Exercise of stock
   options (unaudited)..        --      --    40,668     41       --     62,629          --       62,670
  Issuance of common
   stock warrants
   (unaudited)..........        --      --        --     --   41,800         --          --       41,800
  Net loss (unaudited)..        --      --        --     --       --         --  (1,619,427)  (1,619,427)
                         ---------  ------ --------- ------ -------- ---------- -----------   ----------
BALANCE, September 30,
 1996 (unaudited).......   300,000  $  300 5,880,736 $5,881 $156,985 $7,878,591 $(4,424,570)  $3,617,187
                         =========  ====== ========= ====== ======== ========== ===========   ==========






  The accompanying notes are an integral part of these consolidated financial statements.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE NINE MONTHS ENDED
                           FOR THE YEARS ENDED DECEMBER 31           SEPTEMBER 30
                          -----------------------------------  ----------------------------
                             1993        1994         1995         1995           1996
                          ----------  -----------  ----------  ------------   -------------
                                                               (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss............... $ (484,515) $(1,688,218) $ (626,919) $    (81,775)  $  (1,619,427)
Adjustments to reconcile
 net loss to net cash
 used for operating
 activities-
  Depreciation and
   amortization..........      2,164       88,488     183,336       121,724         222,895
  Warrant expense........     22,782       58,653          --            --          19,376
  Change in operating
   items:
    Accounts receivable..         --     (727,421) (1,174,941)   (1,047,390)     (1,061,075)
    Inventories..........    (20,173)  (1,713,959)   (121,476)      (14,920)     (2,661,145)
    Prepaid expenses and
     other...............    (26,944)     (49,302)    (12,039)      (58,150)       (331,673)
    Accounts payable.....     33,750      951,132     (44,320)      (22,277)        503,987
    Accrued expenses.....     32,975      139,917      83,302        73,410         190,040
                          ----------  -----------  ----------  ------------   -------------
    Net cash used for
     operating
     activities..........   (439,961)  (2,940,710) (1,713,057)   (1,029,378)     (4,737,022)
                          ----------  -----------  ----------  ------------   -------------
INVESTING ACTIVITIES:
  Purchase of property
   and equipment.........    (64,281)    (303,226)   (251,409)      (82,868)       (359,310)
                          ----------  -----------  ----------  ------------   -------------
FINANCING ACTIVITIES:
  Proceeds from issuance
   of common stock.......  1,734,500    1,356,848   1,616,354     1,616,354         162,670
  Proceeds from issuance
   of preferred stock....         --           --          --            --       3,000,000
  Borrowings on line of
   credit, net...........         --      490,000     670,000        70,000         840,000
  Proceeds from notes
   payable to related
   parties...............         --      300,000      10,341        10,341       2,890,000
  Payment of notes
   payable to related
   parties...............         --           --    (300,000)     (300,000)     (1,550,341)
  Payment of capitalized
   lease obligations.....         --       (7,287)    (17,670)      (13,005)        (39,872)
                          ----------  -----------  ----------  ------------   -------------
    Net cash provided by
     financing
     activities..........  1,734,500    2,139,561   1,979,025     1,383,690       5,302,457
                          ----------  -----------  ----------  ------------   -------------
INCREASE (DECREASE) IN
 CASH....................  1,230,258   (1,104,375)     14,559       271,444         206,125
CASH, beginning of
 period..................        --     1,230,258     125,883       125,883         140,442
                          ----------  -----------  ----------  ------------   -------------
CASH, end of period...... $1,230,258  $   125,883  $  140,442  $    397,327   $     346,567
                          ==========  ===========  ==========  ============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. NATURE OF BUSINESS:

 Operating Activities

  FieldWorks, Incorporated (FieldWorks or the Company), a Minnesota corporation, was organized on October 2, 1992, and was in the development stage until significant revenue-generating activities commenced in 1994. FieldWorks is engaged in the design, development and marketing of portable field-based computer workstations, and has integrated certain field instrumentation platforms with state-of-the-art computer technology to produce a new class of portable instrumentation equipment capable of simultaneously supporting many types of diagnostic communication and computing capabilities required by the field service, medical and engineering professions. FieldWorks markets its products worldwide through a direct sales force, independent sales representatives and distributors, original equipment manufacturers, value added resellers and system integrators.

  The Company's future operations are dependent upon the attainment of certain objectives, including the continued successful development, marketing and sale of its products, and the continued design and implementation of new technology. After products have been successfully introduced into a market, additional time may be necessary before continuing profitability is achieved. During this time, the Company may require additional financing which may not be available at favorable terms and conditions.

 Merger With Paragon Technology, Incorporated and Subsequent Distribution

  In August 1995, FieldWorks completed a merger agreement with Paragon Technology, Incorporated (Paragon), a Pennsylvania company engaged in software research and development. The merger was effected through a share-for-share exchange of 25,300 shares of FieldWorks' common stock for all of the outstanding shares of Paragon common stock. The merger was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements reflect the combined activities of FieldWorks and Paragon (collectively, the Company) for the entire 1995 fiscal year. Amounts in the 1993 and 1994 financial statements have not been restated to reflect Paragon amounts, as the effects are not material to the Company's results of operations or financial position.

  On November 11, 1996, the Company's board of directors approved the distribution of all of the issued and outstanding common stock of Paragon, as a dividend to Company shareholders of record as of November 15, 1996. The distribution is being effected in order to take advantage of anticipated capital-raising and product development opportunities on a separate-company basis. The Company expects that the distribution will take place before December 31, 1996.

  Paragon's results of operations for the year ended December 31, 1995 and for the nine-month periods ended September 30, 1995 and 1996, as well as the estimated loss on disposition of Paragon have been presented as a discontinued operation in the accompanying statements of operations. Revenues applicable to Paragon were approximately $274,000, $208,000 and $156,000 for the year ended December 31, 1995 and the nine-month periods ended September 30, 1995 and 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


 Interim Financial Statements

  The consolidated balance sheet as of September 30, 1996 and the related consolidated statements of operations and cash flows for the nine-month periods ended September 30, 1995 and 1996, and the consolidated statement of shareholders' equity for the nine-month period ended September 30, 1996 are unaudited. However, in the opinion of management, these interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited nine-month period ended September 30, 1996 are not necessarily indicative of the results which may be expected of the entire 1996 fiscal year.

 Pro Forma Net Loss Per Common Share

  Unaudited pro forma net loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period, including the effect of the conversion of preferred stock to common stock (see Note 5). The impact of common stock equivalents has been excluded from the computation of weighted average common shares outstanding, except as follows, as the effect would be antidilutive. Pursuant to Securities and Exchange Commission rules, stock options and warrants granted within one year of the date of the contemplated initial public offering have been included in the calculation of common stock equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

 Cash

  Cash consists of amounts held in the Company's checking accounts. Its carrying value approximates fair value due to the short maturity of the instruments.

 Inventories

  Inventories are stated at the lower of cost or market value, as determined by the first-in, first-out cost method, and consisted of the following:

                                                  DECEMBER 31
                                             --------------------- SEPTEMBER 30,
                                                1994       1995        1996
                                             ---------- ---------- -------------
Raw materials............................... $1,525,340 $1,450,074  $3,266,264
Work in process.............................     75,791    188,963     719,243
Finished goods..............................    133,001    182,264     370,109
                                             ---------- ----------  ----------
  Total..................................... $1,734,132 $1,821,301  $4,355,616
                                             ========== ==========  ==========

 Property and Equipment

  Property and equipment are recorded at cost. Repair and maintenance costs which do not significantly extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the related assets' useful lives, ranging from three to five years.

 Warranties

  The Company provides a one-year warranty from the date of sale. Estimated warranty costs are accrued in the same period in which the related revenue is recognized, based on anticipated parts and labor costs utilizing historical experience. Ultimate results may differ from such estimates.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


 Revenue Recognition

   The Company recognizes product revenue, net of estimated returns, at the time the products are shipped. Revenue for services performed is recognized as earned.

 Export Sales and Significant Customers

  Export sales were approximately $1,070,000 and $2,859,000 for the years ended December 31, 1994 and 1995. For the year ended December 31, 1994, sales to one customer represented 14% of net sales. For the year ended December 31, 1995, there were no customers representing over 10% of net sales.

 Research and Development Costs

  Research and development costs are charged to expense as incurred.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the periods presented. Ultimate results could differ from those estimates.

 Recently Issued Accounting Standards

  Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," establishes standards for the recognition and measurement of impairment of long-lived assets and certain identifiable intangibles. The adoption of this pronouncement in fiscal 1996 did not have a material impact on the Company's results of operations or financial position.

  SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), but requires pro forma disclosures of net income (loss) and net income (loss) per share as if the fair value based method of accounting had been applied. The Company has elected to continue to measure compensation cost under APB No. 25 and comply with the pro forma disclosure requirements of SFAS No. 123.

3. INCOME TAXES:

  The Company accounts for income taxes under the liability method, which requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences under enacted tax laws of temporary differences between the financial reporting and tax bases of assets and liabilities.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  A reconciliation of the Company's statutory tax rate to the effective rate for the years ended December 31 is as follows:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Federal statutory rate.....................................  34%   34%   34%
   State taxes, net of federal tax benefit....................   6     6     6
   Valuation allowance........................................ (40)  (40)  (40)
                                                               ---   ---   ---
                                                                --%   --%   --%
                                                               ===   ===   ===

  As of December 31, 1995, the Company had approximately $2,200,000 of net operating loss carryforwards for federal income tax purposes that are available to offset future taxable income through the year 2010. Additional tax losses of approximately $1,000,000 were generated for the nine months ended September 30, 1996. Certain restrictions caused by the change in ownership resulting from sales of stock will limit annual utilization of the net operating loss carryforwards.

  The components of the Company's deferred tax asset for the years ended December 31 are as follows:

                                                1993       1994        1995
                                              ---------  ---------  -----------
   Net operating loss carryforwards.......... $ 176,000  $ 789,000  $   877,000
   Deductible differences....................        --     47,000      260,000
   Valuation allowance.......................  (176,000)  (836,000)  (1,137,000)
                                              ---------  ---------  -----------
                                              $      --  $      --  $        --
                                              =========  =========  ===========

4. LINES OF CREDIT AND NOTES PAYABLE:

 Lines of Credit

  In July 1994, the Company entered into a $500,000 line-of-credit agreement with a bank, which was amended in April 1995 to provide increased borrowing capacity of up to $800,000.

  In December 1995, this line of credit matured and was replaced by a new revolving line-of- credit agreement (the New Line), with borrowing capacity of $1,500,000, limited to a borrowing base, as defined in the agreement. Availability as of December 31, 1995 was $340,000. This credit facility bears interest at prime plus 1.5%, payable monthly, and is collateralized by substantially all assets of the Company. Additionally, the New Line is personally guaranteed by a shareholder of the Company.

  In March 1996, the New Line was extended through April 1997 and its borrowing limit increased to $2,000,000. The incremental borrowing capacity of $500,000 was personally guaranteed by a shareholder of the Company.

  The following information relates to the Company's lines of credit for the periods ended December 31:

                                                             1994       1995
                                                           --------  ----------
Amount outstanding at end of period....................... $490,000  $1,160,000
Maximum amount outstanding during the period..............  490,000   1,160,000
Average borrowings during the period......................  221,000     586,000
Weighted average interest rate during the period..........    10.17%      11.16%
Interest rate at end of period............................    10.75%      10.00%

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  The Company's existing line-of-credit agreements contain certain covenants which, among other matters, require the Company to maintain minimum levels of tangible net worth and certain other financial ratios. The covenants also limit additional indebtedness, capital expenditures and payment of dividends. The Company was in compliance with all debt covenants as of December 31, 1995.

  In December 1996, the Company repaid all amounts owed under its lines of credit, with proceeds received from the bridge financing discussed in Note 10.

 Notes Payable

  At December 31, 1994, the Company had two 10%, $150,000 unsecured notes payable to related parties. These notes were repaid in March and June 1995.

  In May through September 1996, the Company entered into certain short-term (bridge) financing agreements with related and other parties, for a total of $2,890,000. These borrowings are due the earlier of 30 days following the consummation of an initial public offering of common stock or May 1, 1997, bear interest at rates ranging from 10% to 12%, and are unsecured. At September 30, 1996, outstanding borrowings under these agreements were $1,350,000.

5. SHAREHOLDERS' EQUITY:

  The Company was originally capitalized by the founders who contributed personal property and computer equipment in exchange for 2,350,000 shares of $.001 par value common stock.

  In December 1993, the Company completed a private placement of 2,500,000 shares of common stock at $1 per share, receiving $1,833,650 in proceeds prior to December 31, 1993. The remaining proceeds of $666,350 were received through March 20, 1994 and are reflected as notes receivable from sale of common stock in the accompanying 1994 consolidated financial statements.

  In December 1994, the Company completed a private placement (1994 Placement) of 479,100 shares of common stock at $3 per share, receiving proceeds of $804,198 prior to December 31, 1994. The remaining proceeds of $633,102 were received through February 23, 1995 and are reflected as notes receivable from sale of common stock in the accompanying 1994 financial statements. In 1995, the Company extended the 1994 Placement to allow for issuance of an additional 354,334 shares of common stock at $3 per share.

  In July 1996, the Company sold 300,000 shares of Series A, $.001 par value preferred stock (Preferred Stock) at $10 per share. The Preferred Stock contains a liquidation preference of $10 per share and is redeemable at the option of the holder for $10 per share, exercisable beginning in the year 2001. The Preferred Stock is convertible at the option of the holder on a share-for-share basis into common stock. Conversion to shares of common stock is automatic upon the consummation of an initial public offering. The accompanying consolidated balance sheets reflect actual shareholders' equity at September 30, 1996 and pro forma to reflect the conversion of all preferred shares to common stock.

  The holder of the preferred stock was also granted warrants to purchase 24,000 shares of the Company's common stock at an exercise price of $10 per share. The warrants are exercisable through July 2001.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


6. WARRANTS:

  In December 1993, the Company entered into an agreement with the owner of its leased office space, offering the lessor the opportunity to earn warrants to purchase up to 115,000 shares of the Company's common stock at an exercise price of $1 per share, the estimated cash rent value, expiring in February 1999. The economic value of these warrants was allocated over the term of the lease. In August 1994, the lease was terminated, and rights to unearned warrants as of the lease termination date were forfeited.

  Warrants for the purchase of 100,000 and 40,000 shares at exercise prices of $1 and $5 per share were issued to a shareholder in 1994 and 1995, respectively, in connection with personal guarantees of the Company's line-of-credit agreements (see Note 4). In December 1995, the 1994 $1 per share warrants were exercised for the purchase of 100,000 shares. As the proceeds from this stock exercise were received in January 1996, this amount has been classified as notes receivable from sale of common stock in the accompanying 1995 consolidated balance sheet.

  In January 1995, five-year warrants for the purchase of 44,400 shares at an exercise price of $3.35 per share were granted to an accredited investor in connection with the 1994 Placement (see Note 5).

  In May 1995, the Company issued warrants for a total of 30,000 shares to two shareholders. The warrants are exercisable at $3 per share any time on or prior to May 10, 2000 and were granted in connection with loans made to the Company in 1994.

  In March 1996, three-year warrants for the purchase of 25,000 shares at an exercise price of $5 per share were granted to a shareholder in exchange for a personal guarantee of the Company's amended line-of-credit agreement (see Note
4).

  In June through September 1996, the Company granted warrants for the purchase of 84,000 shares of common stock in connection with the bridge financing agreements discussed in Note 4. These warrants are exercisable at $5 per share, at any time subsequent to the consummation of an initial public offering, expiring at dates ranging from June through September 1999.

7. STOCK OPTION AND 401(K) PLANS:

 Stock Option Plan

  In June 1994, the Company adopted a long-term incentive and stock option plan (the Plan) for employees, directors and consultants of the Company. Under the Plan, options are granted at an exercise price equal to the fair market value of the common stock, as determined by the Company's board of directors, at the date of grant. Incentive stock options are granted to employees, and vest over varying periods not to exceed three years. The Plan also provides for nonqualified options to be granted to directors and consultants, including automatic grants of 25,000 stock options to each nonemployee director of the Company on the date that each director is elected and an automatic grant of 10,000 stock options upon reelection. The nonemployee director options are fully vested and exercisable at the date of grant.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  Shares subject to option are summarized as follows:

                                                               NON-     OPTION
                                                   INCENTIVE QUALIFIED EXERCISE
                                                     STOCK     STOCK   PRICE PER
                                                    OPTIONS   OPTIONS    SHARE
                                                   --------- --------- ---------
   Balance, December 31, 1993.....................       --        --       --
     Options granted..............................  257,000    80,000    $1-$3
                                                    -------   -------    -----
   Balance, December 31, 1994.....................  257,000    80,000      1-3
     Options granted..............................  123,000    20,000        3
     Options canceled.............................   (5,666)       --      1-3
     Options exercised............................  (31,334)       --      1-3
                                                    -------   -------    -----
   Balance, December 31, 1995.....................  343,000   100,000      1-3
     Options granted..............................  245,500    32,500        5
     Options canceled.............................   (2,332)       --      3-5
     Options exercised............................   (5,668)  (35,000)     1-5
                                                    -------   -------    -----
   Balance, September 30, 1996....................  580,500    97,500    $1-$5
                                                    =======   =======    =====
     Options exercisable at:
     December 31, 1994............................  119,000    80,000    $1-$3
                                                    =======   =======    =====
     December 31, 1995............................  194,000   100,000    $1-$3
                                                    =======   =======    =====
     September 30, 1996...........................  444,499    97,500    $1-$5
                                                    =======   =======    =====

  As of December 31, 1995, the Plan authorized the issuance of up to 720,000 shares of common stock for such options. In May 1996, the Company increased the number of shares authorized for grant under the Plan to 1,100,000. In December 1996, the Board of Directors amended the Plan to increase the number of shares of Common Stock available for issuance to 1,500,000, subject to shareholder approval at a meeting to be held in January 1997. At December 31, 1995 and September 30, 1996, 245,666 and 349,998 shares were available for future grants.

  In December 1996, the Company's board of directors approved the Non-Employee Directors' Stock Option Plan (the Directors' Plan), which will be submitted for shareholder approval in January 1997. Under the Directors' Plan, each nonemployee director will receive 25,000 nonqualified options upon election and 10,000 options at each reelection date.

 401(k) Profit-Sharing Plan

  Effective January 1, 1996, the Company adopted a 401(k) profit-sharing plan (the 401(k) Plan) covering substantially all full-time employees. Eligible employees may elect to defer up to 15% of their eligible compensation. The Company may make discretionary matching contributions of up to 6% of each plan participant's eligible compensation. Through September 30, 1996, the Company had not made any matching contributions to the 401(k) Plan.

8. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases its headquarters office facilities under an operating lease which expires June 30, 1999. The Company also leases equipment under capital leases which expire at various dates through November 2000. Leased property and equipment under capital leases at December 31, 1995 totaled $118,150.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  The following is a schedule of future minimum lease payments as of December 31, 1995:

                                                CAPITAL LEASES OPERATING LEASES
                                                -------------- ----------------
   1996.......................................     $ 43,836        $89,775
   1997.......................................       34,332         68,400
   1998.......................................       23,919         68,400
   1999.......................................        9,300         34,200
   2000.......................................        7,750
                                                   --------
   Total minimum capital lease payments.......      119,137
   Less--
     Amount representing interest.............      (25,007)
     Current maturities.......................      (32,244)
                                                   --------
   Noncurrent portion of minimum capital lease
    payments..................................     $ 61,886
                                                   ========

 Legal Proceedings

  The Company is involved in legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, management believes that there is no pending legal proceeding against or involving the Company for which the outcome is likely to have a material adverse effect upon the Company's financial position, results of operations or cash flows.

9. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                           FOR THE NINE MONTHS
                          FOR THE YEARS ENDED DECEMBER 31   ENDED SEPTEMBER 30
                          -------------------------------- --------------------
                             1993       1994       1995      1995       1996
                          ---------- ---------- ---------- --------- ----------
Supplemental cash flow
 disclosure:
  Cash paid for inter-
   est................... $       -- $   19,822 $   86,292 $  68,877 $  202,411
                          ========== ========== ========== ========= ==========
Noncash investing and
 financing activities:
  Notes receivable from
   sale of common stock.. $  666,350 $  633,102 $  100,000 $      -- $       --
                          ========== ========== ========== ========= ==========
  Property and equipment
   acquired under capital
   leases................ $       -- $   26,650 $   99,409 $  41,500 $   64,807
                          ========== ========== ========== ========= ==========
  Issuance of warrants... $       -- $   81,435 $   33,750 $      -- $   41,800
                          ========== ========== ========== ========= ==========
  Net assets acquired in
   Paragon merger (Note
   1).................... $       -- $       -- $    6,559 $   6,559 $       --
                          ========== ========== ========== ========= ==========

10. BRIDGE FINANCING AND PROPOSED INITIAL PUBLIC OFFERING:

  During December 1996, the Company raised approximately $4,684,000 through a private debt offering, after payment of $316,000 in related underwriting discounts and offering costs. Such bridge notes bear interest at 10% and mature at the earlier of June 30, 1997, which date may be extended to December 31, 1997 at the option of the Company, or thirty days following the effective date of a registration statement filed in connection with an initial public offering (IPO). In connection with this private debt offering, 250,000 five-year warrants to purchase shares of the Company's common stock were issued at an exercise price equal to 80% of the IPO price, or $6.40 in the event the IPO does not occur prior to June 30, 1998.

                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  In November 1996, the Company signed a letter of intent to obtain financing through an IPO of approximately 1,750,000 shares of common stock in early 1997. The proceeds of the offering will be used to repay the bridge financing arrangements, to fund capital expenditures and for working capital purposes. In connection with the offering, the underwriter will receive a warrant to purchase 175,000 shares of common stock at 120% of the IPO price. Upon completion of the IPO, the Company will be authorized to issue 20 million shares of Common Stock, $.001 par value, and five million shares of undesignated preferred stock, $.001 par value.

  Supplementary net loss per common share, giving effect to the assumed retirement of debt with proceeds from the IPO and elimination of related interest expense, was $.09 and $.20 for the year ended December 31, 1995 and the nine months ended September 30, 1996.

                               INSIDE BACK COVER

[Company's "fieldworks, inc." logo]

  FieldWorks, Incorporated designs, manufactures, markets and supports portable rugged computing platforms and computer system solutions for use in demanding field environments.

  7000 Series FIELD WORKSTATION(TM)

[Photographs of the 7000 Series FIELD WORKSTATION its chassis and its contents.]

  5000 Series FIELD WORKSTATION(TM)

[Photographs of the 5000 Series FIELD WORKSTATION and parts.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURI-TIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Recent Events............................................................  24
Business.................................................................  25
Management...............................................................  37
Principal Shareholders...................................................  42
Certain Transactions.....................................................  43
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  47
Underwriting.............................................................  49
Legal Matters............................................................  50
Experts..................................................................  50
Additional Information...................................................  51
Index to Consolidated Financial Statements............................... F-1

                               -----------------

UNTIL     , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,750,000 SHARES

                                    [LOGO]

                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------


                                    [LOGO]


                                      , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following fees and expenses (which do not include underwriting commissions and discounts) will be paid by the Company in connection with the issuance and distribution of the securities registered hereby. All such expenses, except for the SEC, NASD and Nasdaq fees, are estimated.

SEC registration fee.................................................. $  6,099
NASD filing fee.......................................................    2,515
Nasdaq Stock Market listing fee.......................................   37,700
Legal fees and expenses...............................................  120,000
Accounting fees and expenses..........................................  133,000
Blue Sky fees and expenses............................................   15,000
Transfer Agent's and Registrar's fees.................................    5,000
Printing and engraving expenses.......................................   45,000
Miscellaneous.........................................................    5,686
                                                                       --------
  Total............................................................... $370,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in such person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

  Provisions regarding indemnification of officers and directors of the Company to the extent permitted by Section 302A.521 are contained in the Company's Second Amended and Restated Bylaws as they will be in effect upon closing of this offering (Exhibit 3.4 hereto, which is incorporated herein by reference).

  Under Section of the Underwriting Agreement (Exhibit 1.1 hereto, which is incorporated herein by reference), the Underwriter has agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The information set forth below does not give effect to the automatic conversion of all shares of Preferred Stock into shares of Common Stock upon the consummation of this offering. Since July 1, 1993, the Company has issued and sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

  Between November 1993 and March 1994, the Company sold 2,500,000 shares of Common Stock at $1.00 per share to 98 accredited investors.

  In February 1994, the Company issued a warrant to purchase 115,000 shares of Common Stock at an exercise price of $1.00 per share in connection with an agreement with the owner of the Company's leased office space. 33,655 of these warrants were forfeited on August 1, 1994, in connection with the termination of such lease.

  On July 7, 1994, the Company issued a warrant to purchase 100,000 shares of Common Stock at a price of $1.00 per share to a director of the Company in connection with such director's personal guarantee of the Company's line of credit with Bank Windsor. The warrant was exercised December 31, 1995.

  From December 1994 to March 1995 the Company issued 479,100 shares of Common Stock at $3.00 per share to 42 accredited investors.

  On January 7, 1995, the Company issued a warrant to purchase 44,400 shares of Common Stock at a price of $3.35 per share to an accredited investor, which warrant was issued in connection with a private placement.

  On January 26, 1995, the Company issued 12,000 shares of Common Stock to an employee at a price of $1.00 per share upon exercise of an incentive stock option.

  On March 29, 1995, the Company issued 5,000 shares of Common Stock to an employee at a price of $1.00 per share upon exercise of an incentive stock option.

  On April 7, 1995, the Company issued 1,500 shares of Common Stock to an employee at a price of $1.00 per share upon exercise of an incentive stock option.

  On April 21, 1995 , the Company issued 5,000 shares of Common Stock to an employee at a price of $1.00 per share upon exercise of an incentive stock option.

  On April 25, 1995, the Company issued 1,500 shares of Common Stock to an employee at a price of $1.00 per share upon exercise of an incentive stock option.

  On May 5, 1995, the Company issued 5,000 shares of Common Stock to an employee at a price of $1.00 per share upon exercise of an incentive stock option.

  On May 10, 1995, the Company issued warrants to purchase an aggregate of 30,000 shares of Common Stock at a price of $3.00 per share to two existing shareholders in connection with a loan to the Company.

  Between May and July 1995, the Company issued 354,334 shares of Common Stock at $3.00 per share to 29 accredited investors.

  On August 22, 1995, the Company issued 1,000 shares of Common Stock to an employee at a price of $1.00 per share upon exercise of an incentive stock option.

  On August 22, 1995, the Company issued 334 shares of Common Stock to an employee at a price of $3.00 per share upon exercise of an incentive stock option.

  On December 20, 1995, the Company issued a warrant to purchase 40,000 shares of Common Stock at a price of $5.00 per share to a director of the Company in connection with such director's personal guarantee of the Company's line of credit.

  On January 19, 1996, the Company issued 5,000 shares of Common Stock to an employee at an exercise price of $1.00 per share upon exercise of an incentive stock option.

  On February 19, 1996, the Company issued 333 shares of Common Stock to an employee at a price of $3.00 per share upon exercise of an incentive stock option.

  On March 8, 1996, the Company issued a warrant to purchase 25,000 shares of Common Stock at a price per share of $5.00 to an existing shareholder in connection with such shareholder's personal guarantee of the Company's $500,000 increase in its line of credit with Norwest Bank Minnesota, National Association.

  On May 30, 1996, the Company issued 25,000 shares of Common Stock to an affiliate of a director of the Company at a price of $1.00 per share upon the exercise of a non-incentive stock option granted to such director.

  In May and June 1996, the Company issued promissory notes in the aggregate principal amount of $1,540,000 to two accredited investors, both of which are affiliates of a director of the Company, together with warrants to purchase 15,000 shares of Common Stock at a price of $10.00 per share, which warrants were issued to an accredited investor that is an affiliate of such accredited investors. In October 1996, in connection with the extension of the due dates of certain related promissory note, such warrants were amended to provide for a $5.00 per share exercise price.

  On June 21, 1996, the Company issued 10,000 shares of Common Stock to a director of the Company at an exercise price of $1.00 per share upon the exercise of a non-incentive stock option.

  On July 15, 1996, the Company issued 334 shares of Common Stock to an employee at an exercise price of $5.00 per share upon the exercise of an incentive stock option.

  On July 15, 1996, the Company issued promissory notes in the aggregate principal amount of $600,000 to two accredited investors, one of which is an affiliate of a director of the Company, together with warrants to purchase a number of shares determined in accordance with a formula contained in the warrant agreement at an exercise price equal to 80% of the price to public of shares of the Company's common stock in the Company's first registration statement to be declared effective. In October 1996, in connection with an extension of the due date of such promissory notes the Company amended the exercise price of such warrants to $5.00 per share, which amendment resulted in such warrants becoming exercisable for an aggregate of 24,000 shares of Common Stock.

  On July 29, 1996, the Company sold 300,000 shares of Series A Convertible Preferred Stock to an accredited investor for $10.00 per share. The Company also issued warrants to purchase an aggregate of 24,000 shares of Common Stock at $10.00 per share in connection with the Preferred Stock.

  In September 1996, the Company issued promissory notes in the aggregate principal amount of $750,000 to two accredited investors, both of which are affiliates of a director of the

Company, together with warrants to purchase a number of shares of Common Stock to be determined in accordance with a formula contained therein at an exercise price equal to 80% of the price per share received by the Company in its next sale of equity securities with gross proceeds of $2.5 million or more. In October 1996, in connection with an extension of the due date of such promissory notes, the Company amended such warrants to provide that they would be exercisable for an aggregate of 45,000 shares at an exercise price of $5.00 per share.

  In December 1996, the Company issued promissory notes in the aggregate principal amount of $5,000,000 to 103 accredited investors, together with warrants to purchase an aggregate of 250,000 shares of Common Stock. The promissory notes are convertible into Common Stock as to up to 20% of their original principal amount. The conversion price for the promissory notes and the exercise price for the warrants will be 80% of the price per share of Common Stock in the Company's initial public offering.

  The shares of Common Stock sold to employees upon the exercise of stock options were issued pursuant to Rule 701 under the Securities Act. The other sales of securities listed above have been made by the Company in reliance on
Section 4(2) of the Securities Act and Rule 506 thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 NUMBER  DESCRIPTION
 ------  -----------
   *1.1  Underwriting Agreement
    3.1  Amended and Restated Articles of Incorporation of the Company
   *3.2  Second Amended and Restated Articles of Incorporation of the Company
          (to be effective upon closing of this offering)
    3.3  Amended and Restated Bylaws of the Company
   *3.4  Second Amended and Restated Bylaws of the Company (to be effective upon closing of this offering)
   *4.1  Form of Certificate for Common Stock
   *5.1  Opinion of Dorsey & Whitney LLP
   10.1  Form of Warrant to purchase Shares of Common Stock, including registration rights provisions
  *10.2  Form of Promissory Note (May and June 1996)
   10.3  Warrant, dated as of June 19, 1996, between the Company and
          Brightstone Capital, Ltd.
   10.4  Form of Bridge Loan Agreement (July 1996)
   10.5  Form of Promissory Note (July 1996)
   10.6  Form of Warrant (July 1996)
   10.7  Purchase Agreement for Series A Convertible Preferred Stock, dated as of July 29, 1996, by and between the Company and Network General
          Corporation, including registration rights provisions
   10.8  Warrant, dated as of July 29, 1996, issued to Network General
          Corporation
   10.9  Amendment to Bridge Loan Agreement and Promissory Note, dated as of
          August 2, 1996, between the Company and Brightbridge Fund I L.P.
   10.10 Form of Bridge Loan Agreement (September 1996)
   10.11 Form of Promissory Note (September 1996)
   10.12 Form of Warrant (September 1996)

 NUMBER DESCRIPTION
 ------ -----------
  10.13 Amendment to Warrant, dated as of October 15, 1996, between the Company and Brightstone Capital, Ltd.
  10.14 Agreement to Extend Promissory Note and Amendment to Warrant, dated as of October 15, 1996, between the Company and Stephen L. Becher
  10.15 Agreement to Extend Promissory Notes and Amendment to Warrants, dated as of October 15, 1996, between the Company and Brightstone Fund VI,
         Brightstone Fund VII and Brightstone Capital, Ltd.
  10.16 Amendment to Warrant, dated as of October 15, 1996, between the Company and Brightbridge Fund I L.P.
  10.17 Form of Bridge Loan Agreement including registration rights provisions
         (December 1996)
  10.18 Form of Subordinated Promissory Note (December 1996)
  10.19 Form of Warrant (December 1996)
  10.20 Office/Warehouse Lease, dated May 10, 1994, by and between The
         Northwestern Mutual Life Insurance Company and the Company
  10.21 Amendment to Lease, dated as of May 22, 1996, between the Company and
         The Northwestern Mutual Life Insurance Company
  10.22 Lease Agreement, dated April 7, 1995, by and between Ronald C. Devine and the Company
  10.23 Lease, dated November 1, 1995, by and between CSW Associates and the
         Company
  10.24 1994 Long-Term Incentive and Stock Option Plan, including forms of option agreements
 *10.25 Directors' Stock Option Plan, including form of option agreement
  10.26 Form of Mutual Confidentiality Agreement for use with third parties
  10.27 Form of Employee Disclosure and Assignment Agreement
  10.28 Form of OEM Agreement
  10.29 Form of Sales Representative Agreement
  10.30 Form of System Integrator Agreement
  10.31 Form of Extended Limited Warranty Agreement
   11.1 Statement Re: Computation of Income (Loss) Per Common Share
   21.1 Subsidiaries of the Company
   23.1 Consent of Arthur Andersen LLP
  *23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
   24.1 Powers of Attorney (included on signature page)
   27.1 Financial Data Schedule

-----------------
* To be filed by amendment.

  (b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant further undertakes that:

    (1) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EDEN PRAIRIE, STATE OF MINNESOTA, ON DECEMBER 19, 1996.

                                         FIELDWORKS, INCORPORATED


                                         By:        /s/ Gary J. Beeman
                                             ----------------------------------
                                           GARY J. BEEMAN PRESIDENT AND
                                           CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Beeman and Steven A. Manske, or either of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any additional Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to this Registration Statement (or Registration Statements, if an additional Registration Statement is filed pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on December 19, 1996.

             SIGNATURE                       TITLE
             ---------                       -----

         /s/ Gary J. Beeman           President, Chief Executive Officer
------------------------------------   and Director (Principal Executive
           GARY J. BEEMAN              Officer)

        /s/ Steven A. Manske          Vice President Finance (Principal
------------------------------------   Financial and Accounting Officer)
          STEVEN A. MANSKE

                                      Director
------------------------------------
          GEORGE E. KLINE

       /s/ David C. Malmberg          Director
------------------------------------
         DAVID C. MALMBERG

      /s/ Robert C. Szymborski        Director
------------------------------------
        ROBERT C. SZYMBORSKI

Exhibit Index


 NUMBER  DESCRIPTION
 ------  -----------
  *1.1   Underwriting Agreement
   3.1   Amended and Restated Articles of Incorporation of the Company
  *3.2   Second Amended and Restated Articles of Incorporation of the Company
          (to be effective upon closing of this offering)
   3.3   Amended and Restated Bylaws of the Company
  *3.4   Second Amended and Restated Bylaws of the Company (to be effective upon closing of this offering)
  *4.1   Form of Certificate for Common Stock
  *5.1   Opinion of Dorsey & Whitney LLP
  10.1   Form of Warrant to purchase Shares of Common Stock, including registration rights provisions
 *10.2   Form of Promissory Note (May and June 1996)
  10.3   Warrant, dated as of June 19, 1996, between the Company and
          Brightstone Capital, Ltd.
  10.4   Form of Bridge Loan Agreement (July 1996)
  10.5   Form of Promissory Note (July 1996)
  10.6   Form of Warrant (July 1996)
  10.7   Purchase Agreement for Series A Convertible Preferred Stock, dated as of July 29, 1996, by and between the Company and Network General
          Corporation, including registration rights provisions
  10.8   Warrant, dated as of July 29, 1996, issued to Network General
          Corporation
  10.9   Amendment to Bridge Loan Agreement and Promissory Note, dated as of
          August 2, 1996, between the Company and Brightbridge Fund I L.P.
 10.10   Form of Bridge Loan Agreement (September 1996)
 10.11   Form of Promissory Note (September 1996)
 10.12   Form of Warrant (September 1996)
 10.13   Amendment to Warrant, dated as of October 15, 1996, between the Company and Brightstone Capital, Ltd.
 10.14   Agreement to Extend Promissory Note and Amendment to Warrant, dated as of October 15, 1996, between the Company and Stephen L. Becher
 10.15   Agreement to Extend Promissory Notes and Amendment to Warrants, dated as of October 15, 1996, between the Company and Brightstone Fund VI,
          Brightstone Fund VII and Brightstone Capital, Ltd.
 10.16   Amendment to Warrant, dated as of October 15, 1996, between the Company and Brightbridge Fund I L.P.
 10.17   Form of Bridge Loan Agreement including registration rights provisions
          (December 1996)
 10.18   Form of Subordinated Promissory Note (December 1996)
 10.19   Form of Warrant (December 1996)
 10.20   Office/Warehouse Lease, dated May 10, 1994, by and between The
          Northwestern Mutual Life Insurance Company and the Company
 10.21   Amendment to Lease, dated as of May 22, 1996, between the Company and
          The Northwestern Mutual Life Insurance Company
 10.22   Lease Agreement, dated April 7, 1995, by and between Ronald C. Devine and the Company
 10.23   Lease, dated November 1, 1995, by and between CSW Associates and the
          Company
 10.24   1994 Long-Term Incentive and Stock Option Plan, including forms of option agreements
*10.25   Directors' Stock Option Plan, including form of option agreement
 10.26   Form of Mutual Confidentiality Agreement for use with third parties
 10.27   Form of Employee Disclosure and Assignment Agreement
 10.28   Form of OEM Agreement
 10.29   Form of Sales Representative Agreement
 10.30   Form of System Integrator Agreement
 10.31   Form of Extended Limited Warranty Agreement
  11.1   Statement Re: Computation of Income (Loss) Per Common Share
  21.1   Subsidiaries of the Company
  23.1   Consent of Arthur Andersen LLP
 *23.2   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
  24.1   Powers of Attorney (included on signature page)
  27.1   Financial Data Schedule

-----------------
* To be filed by amendment.